ARTRA GROUP INCORPORATED
                               500 Central Avenue
                           Northfield, Illinois 60093

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         To Be Held on November 9, 1998.

                  As a shareholder of ARTRA GROUP INCORPORATED ('ARTRA" or the "Company"), you are invited to be present, or represented by proxy, at the Annual Meeting of Shareholders, to be held at the Sheraton Northshore Hotel, 933 Skokie Boulevard, Northbrook, Illinois, on November 9, 1998, at 10:30 a.m. Chicago time, for the following purposes:

                           1. To elect Edward A. Celano, Howard R. Conant, Peter
R. Harvey, John Harvey, Robert L. Johnson, Gerard M. Kenny, Maynard K. Louis and ______________ to the Board of Directors of the Company for a term of one (1) year.

                           2. For the  shareholders  to consider  and act upon a
resolution authorizing the sale of substantially all of the assets of Bagcraft Corporation of America ("Bagcraft") an indirect subsidiary of ARTRA (the "Sale") to Bagcraft Acquisition, L.L.C.. ("Buyer"), pursuant to an Assets Purchase Agreement dated as of August 26, 1998, among ARTRA, BCA Holdings, Inc., Bagcraft Packaging Dynamics, L.L.C., Bagcraft Acquisition, L.L.C. (the "Assets Purchase Agreement").

                           3.     To     ratify     the      appointment      of
PricewaterhouseCoopers LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1998. See "Selection of Auditors" in the Proxy Statement.

                           4. To transact such other business as may properly be
brought before the meeting or any adjournment thereof.

                  Shareholders of record at the close of business on October 12, 1998 are entitled to vote at the Annual Meeting of Shareholders and all adjournments thereof. Since a majority of the outstanding shares of the Company's stock must be represented at the meeting in order to constitute a quorum, all shareholders are urged either to attend the meeting or to be represented by proxy.

                  If you do not expect to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed reply envelope. Your vote is important regardless of the number of shares you own. If you later find that you can be present and you desire to vote in person or, for any other reason, desire to revoke your proxy, you may do so at any time before the voting.
                                             By Order of the Board of Directors

                                             Edwin G. Rymek, Secretary
______________, 1998


Have you moved? If so, please complete and return the change of address form on the last page.

                                TABLE OF CONTENTS

Available Information                                                      3
Incorporation of Document by Reference                                     3
Cautionary Statement                                                       4
Proxy Statement                                                            5
Series A Preferred Shareholders' Voting Rights                             6
Summary                                                                    6
Sale of the Assets of Bagcraft                                             6
Description of the Sale                                                    7
         Background of the Sale                                            7
         Summary of the Assets Purchase Agreement                          7
         Principal Shareholders                                            8
         Buyer                                                             8
         Purchase Price                                                    9
         Bagcraft Subordinated Note                                       10
         Closing Date                                                     10
         Conditions to Closing                                            10
         Representations, Warranties and Covenants                        11
         Conduct of Business pending the Closing                          11
         Amendment of Assets Purchase Agreement                           11
         Expenses                                                         12
         Termination Fee                                                  12
         Advantages and Disadvantages of the Sale                         12
         Conflicts                                                        13
         Shareholder Approval                                             13
         No Appraisal Rights                                              14
         Tax Treatment                                                    14
         Accounting Treatment                                             14
         Use of Proceeds                                                  14
         Board of Director's Recommendation                               15
         Fairness Opinion                                                 15
Bagcraft's Business                                                       18
         Present Conditions and Backgrounds                               18
         Products, Markets, Customers and Distribution                    18
         Food Service                                                     19
         Supermarket Deli/Bakery and Pharmacy                             20
         Retail Packaging                                                 22
         Concessions                                                      22
         Microwave/International/Motion Sickness                          23
         Distribution                                                     23
         Employees                                                        24
Properties                                                                24
Legal Proceedings                                                         25
Election of Directors                                                     29
         Information Regarding Directors                                  29
         Term Expiring at Next Shareholder's Meeting
            at which Directors are Elected                                29
Management                                                                31
         Information Regarding Executive Officers                         31
         Executive Compensation                                           32
         Director's Compensation                                          32
         Executive Officer Compensation                                   32
         Summary Compensation Table                                       33
         Option Grants in Fiscal Year 1997/1998                           34
         Aggregated Option Exercises and
           Option Values of December 31, 1997                             35
Compensation Committee Interlocks and Insider Participation               35
Security Ownership of Certain Beneficial Owners and Management            36
Certain Relationships and Related Transactions                            38
Performance Information                                                   42
Selection of Auditors                                                     43
Shareholders' Proposals                                                   43
General and other Matters                                                 43
Market Price of the Company's Common Stock                                44
Selected Financial Data                                                   45
Proforma Balance Sheet as of June 30, 1998                                47
Proforma Statement of Operations for Year Ended December 31, 1997         48
Proforma Statement of Operations for Period Ended June 30, 1998           49
Consent of Independent Accountants                                        50

Annex I Form Of Assets Purchase Agreement
Annex II Opinion Of Investment

                              AVAILABLE INFORMATION

         ARTRA is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copies made at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at 7 World Trade Center, New York, New York 10048 and 500 W. Madison, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by ARTRA can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006. The filings with the Commission of ARTRA are also available to the public form commercial document retrieval services and at the web site maintained by the Commission at "http://www.sec.gov"


                     INCORPORATION OF DOCUMENTS BY REFERENCE

This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless exhibits are specifically incorporated by reference into the information incorporated herein) will be provided without charge, on oral or written request by any person to whom this Proxy Statement is delivered, from ARTRA GROUP Incorporated, 500 Central Avenue, Northfield IL 60063, telephone number (847) 441-6650.

                  The following documents filed with the Commission by ARTRA (File No. 1-3916) pursuant to the Exchange Act are incorporated by reference herein:

                  1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "ARTRA 10-K").

                  2. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998.

                  3. Current Report on Form 8-K dated September 2, 1998.

         All documents and reports subsequently filed by ARTRA pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the 1998 ARTRA annual meeting shall be deemed to be incorporated by reference herein, and shall be a part hereof from the date of filing of such documents. Any statement contained in any documents incorporated or deemed to be incorporated by reference herein, or contained in the Proxy Statement, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of the Proxy Statement, except as so modified or superseded.

         No person has been authorized to give any information or make any representation not contained in this Proxy Statement and, if so given or made, such information or representation must not be relied upon as having been authorized. This Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. The delivery of this Proxy Statement not shall imply that the information contained herein or in the documents incorporated by reference herein is correct at any time subsequent to the date hereof or thereof.


                              CAUTIONARY STATEMENT

         When used in this Proxy Statement the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. ARTRA does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                            ARTRA GROUP INCORPORATED
                               500 Central Avenue
                           Northfield, Illinois 60093
                                 PROXY STATEMENT


                  This Proxy Statement, Notice of Meeting and Proxy which will be mailed on or about October 21, 1998 are furnished in connection with the solicitation by the Board of Directors of ARTRA GROUP Incorporated ("ARTRA" or the "Company") of proxies to be voted at the annual meeting of shareholders to be held at the Sheraton Northshore Hotel, 933 Skokie Boulevard, Northbrook, Illinois, on November 9, 1998 at 10:30 a.m., Chicago time, and any adjournments thereof.

                  Shareholders of record at the close of business on October 12, 1998 (the "record date") will be entitled to one vote at the meeting for each share then held. On October 12, 1998, the record date, there were _______ shares of common stock of ARTRA outstanding and 3,750 shares of Series A Preferred Stock of ARTRA outstanding. On the matters presented to shareholders at this meeting, the shares of Series A Preferred Stock are entitled to be voted on a combined basis with the common stock and not on a class basis. Each preferred and common share is entitled to one vote in person or by proxy, with the privilege of cumulative voting in connection with the election of directors. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A shareholder may abstain from voting or may withhold authority to vote for the nominees by marking the appropriate box on the accompanying proxy card, or may withhold authority to vote for an individual nominee by drawing a line through such nominee's name in the appropriate place on the accompanying proxy card.

         UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN, EACH PROPERLY EXECUTED PROXY WILL BE VOTED, AS SPECIFIED BELOW:

                           1. To elect Edward A. Celano, Howard R. Conant, Peter
R. Harvey, John Harvey, Robert L. Johnson, Gerard M. Kenny, Maynard K. Louis and ______________ to the Board of Directors of the Company for a term of one (1) year.

                           2. For the  shareholders  to consider  and act upon a
resolution authorizing the sale of substantially all of the assets of Bagcraft Corporation of America ("Bagcraft") an indirect subsidiary of ARTRA (the "Sale") to Bagcraft Acquisition, L.L.C. ("Buyer"), pursuant to an Assets Purchase Agreement dated as of August 26, 1998, among ARTRA, BCA Holdings, Inc., Bagcraft and Packaging Dynamics, L.L.C., Bagcraft Acquisition, L.L.C.(the "Assets Purchase Agreement").

                           3. Ratify the  appointment of  PricewaterhouseCoopers
LLP as the company's independent certified public accountants.

                           4.  Transact  such other  business as may properly be
brought before the meeting or any adjournment thereof.

         All proxies may be revoked and execution of the accompanying proxy will not affect a shareholder's right to revoke it by giving written notice of revocation to the Secretary at any time before the proxy is voted or by the mailing of a later dated proxy. Any shareholder attending the meeting in person may vote his or her shares even though he or she has executed and mailed a proxy.

         THIS PROXY STATEMENT IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF ARTRA. The expense of making this solicitation is being paid by the Company and consists of the preparing, assembling and mailing of the Notice of Meeting, Proxy Statement and Proxy, tabulating returns of proxies, and charges and expenses of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to shareholders. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram or in person without additional compensation therefor.


Series A Preferred Shareholders' Voting Rights

         As of this time, ARTRA has outstanding 1849.34 shares of its Series A Preferred Stock (Series A) which have the right to cast one vote per share for
(i) election of directors, and (ii) for the proposed Amendment to the Articles. The Statement establishing the Series A states: "...each share of the Series A Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of ARTRA's shareholders, such voting rights to be indistinguishable with the voting rights attributed to a share of ARTRA's common stock."


                                     SUMMARY

         References in this Proxy Statement to the "Company" or "ARTRA" shall mean ARTRA together with its subsidiaries unless the context indicates otherwise. Included in the description of ARTRA subsidiaries is BCA Holdings, Inc., a Delaware corporation ("BCA") which is the direct parent corporation of Bagcraft Corporation of America ("Bagcraft") and is a wholly owned subsidiary of ARTRA. Hereafter, references herein to ARTRA are to ARTRA only as the holding company and shall include BCA without separately identifying it.

                         SALE OF THE ASSETS OF BAGCRAFT

         One of the purposes of this Meeting is to consider and act upon a resolution authorizing the sale (the "Sale") of substantially all of the assets of Bagcraft Corporation Of America. ("Bagcraft"). ARTRA's subsidiary, Bagcraft, is a leading manufacturer and supplier of flexible packaging products to the fast food, bakery, microwave popcorn and supermarket industries and is also a significant supplier to the theater industry. Several of Bagcraft's products are widely recognized and have become standard items within various segments of the food industry. Bagcraft is a full-service supplier complete with its own laboratory and engineering departments.

DESCRIPTION OF THE SALE

Background of the Sale

         During 1996, the Board of Directors, in considering the financial, business, operations and growth aspects of ARTRA's assets and business devised various alternatives with the objective of maximizing the value of its assets and business in order to establish a plan that accomplished several goals. Currently, a primary concern of the Board of Directors is the resolution of ARTRA's debts that it had incurred in the highly stressful environment that ARTRA found itself in resulting from the need to retire and resolve various bank loans incurred in the late 1980's that spilled over into the early and middle 1990's when certain acquisitions did not perform as expected. When these acquisitions were finally disposed of, ARTRA found itself unable to realize sufficient value to retire its debt and other obligations and was therefore left with a very difficult situation.

         Through diligent effort in raising new capital, the resolution of bank debts by settlement; the substantial increase of the common stock price of a former partially owned subsidiary which permitted ARTRA to sell shares at a higher price; the restructuring of its Bagcraft subsidiary and its consequent major improvement in productivity that resulted in renewed profitability and increased cash flow, ARTRA's Board was able to continue the operation of the Company as a going concern. In light of the renewed profitability and increased cash flow of Bagcraft, ARTRA's Board determined that sale of Bagcraft could generate a profit sufficient to be a source of capital to assist in the future operations of the Company.

         In 1997, ARTRA entered into an agreement with Nesbitt-Burns Securities, Inc. to consider strategic alternatives with respect to Bagcraft, including its possible disposition. The effort by Nesbitt-Burns generated significant interest in the sale of Bagcraft. Ivex Packaging Corporation ("Ivex" New York Stock Exchange symbol "IXX") was one of the several companies that entertained the purchase of Bagcraft in 1997. Further discussions with Ivex in 1998 resulted in the currently proposed sale of substantially all of the assets of Bagcraft pursuant to the Assets Purchase Agreement, dated as of August 26, 1998, among ARTRA, BCA, Bagcraft and Bagcraft Acquisition, Inc. ("Buyer"). The relationship between Buyer and Ivex is described in "Buyer" below.


Summary of the Assets Purchase Agreement

         The Assets Purchase Agreement is attached as Annex I to this Proxy Statement. Pursuant to the Assets Purchase Agreement, on the Closing Date, Bagcraft will convey to the Buyer, free and clear of all liens (excluding certain debts to be assumed), substantially all of Bagcraft's assets, including real and personal property, receivables, inventory, equipment, books and records, tradenames, trademarks (including the right to use the name Bagcraft Corporation of America and any similar name), as well as any other tangible or intangible property (collectively, the "Assets"), but excluding certain assets, a receivable from ARTRA in the approximate amount of $7,500,000 and an insurance refund in the amount of approximately $1,000,000, originally estimated at $850,000, which has been collected (collectively, with certain other immaterial assets, the "Excluded Assets"). The terms of the Sale, including the Purchase Price, were determined by negotiation of the parties, as conducted by members of their respective managements. Peter Harvey, President of ARTRA, with the advice of the Board of Directors, principally negotiated the transaction with the Buyer.

Principal Shareholders

         Buyer required that certain principal shareholders (Edward A. Celano, Howard R. Conant, Peter R. Harvey, John Harvey, Robert L. Johnson, Gerard M. Kenny and Maynard K. Louis hereinafter collectively referred to as the "Principal Directors") of ARTRA execute the Assets Purchase Agreement. Their execution of the Assets Purchase Agreement was solely for purposes of agreeing that such Principal Shareholders will vote their shares in furtherance of the Assets Purchase Agreement and will not vote their shares that would in any way materially impede the Assets Purchase Agreement.


Buyer

         The Buyer under the Assets Purchase Agreement is Bagcraft Acquisition L.L.C., a newly organized Delaware limited liability company ("Buyer"). Buyer is a subsidiary of Packaging Dynamics, L.L.C. ., a newly organized Delaware limited liability company ("Dynamics") to be organized by Ivex Packaging Corporation ("Ivex"). Dynamics will consist of (i) Buyer, as owner of all of the Bagcraft's assets and business (the "Bagcraft Business") and (ii) all of the assets and business of Ivex's paper mill located in Detroit, Michigan to be contributed to IPMC Acquisition, L.L.C., (the "Detroit Paper Mill Business"). Dynamics will be solely owned by Packaging Holdings, L.L.C., a newly organized limited liability company under the laws of the State of Delaware ("Holdings"). In consideration of the contribution by Ivex, of the Detroit Paper Mill Business, free and clear of all liens and encumbrances of any type whatsoever (the "Detroit Paper Mill Asset Sale), Ivex shall receive $7.50 million in cash and 492,000 of membership interests in Holdings. One million membership interests of Holdings will be outstanding after the simultaneous closing of the Bagcraft Asset Sale, the Detroit Paper Mill Asset Sale, the New Equity Contribution (as hereinafter defined), the Senior Bank Funding (as hereinafter defined) and the Subordinated Note Funding (as hereinafter defined), and that after the closing of such transactions, Ivex (or a wholly-owned subsidiary) will own approximately 492,000 membership interests (49.2% approximate interest) and Holdings' Members (as hereinafter defined) will own approximately 508,000 shares of such outstanding Membership Interests (50.8% approximate interest).

         Concurrently with the closing of the Assets Purchase Agreement and the Detroit Paper Mill Asset Sale, Holdings will (i) sell approximately 508,000 membership interests to certain members of senior management of Ivex, Bagcraft and their affiliates and/or a limited number of third-parties identified by the foregoing entities (collectively, the "Holdings' Members"), for an aggregate cash purchase price of $15.5 million (the "New Equity Contribution"); and (ii) enter into a management agreement (the "Members Agreement") with Ivex and the Dynamics' Members with terms, mutually acceptable to such parties, relating to the disposition of the Membership Interests and certain governance matters.

         Dynamics will enter into (i) a senior credit facility with NationsBank N.A. pursuant to which it will borrow approximately $100.0 million of which $85.00 million will be utilized at Closing (the "Senior Bank Funding"). In addition, Holdings will enter into a Subordinated Note with Ivex pursuant to which it will borrow approximately $7.5 million (the "Ivex Subordinated Note") and (iii) a Subordinated Note with Bagcraft pursuant to which it will borrow $2.5 Million (the "Bagcraft Subordinated Note" see "Purchase Price" below) to fund the cash payments to be made to Bagcraft and Ivex in connection with the Bagcraft Asset Sale and the Detroit Paper Mill Asset Sale and to fund the Joint Venture's projected working capital requirements. The following flow chart illustrates the relations of the various entities involved in the Assets Purchase Agreement:


                           Packaging Holdings, L.L.C.
                                       |
                                       |
                                       |
                                       |
                           Packaging Dynamics, L.L.C.
                                  /          \
                                 /            \
                                /              \
                               /                \
         Bagcraft Acquisition, L.L.C.(1)   IPMC Acquisition, L.L.C.(2)


(1). The assets of Bagcraft will be sold to this entity.
(2). The assets of the Detroit Paper mill will be sold to this entity.


Purchase Price

         The purchase price provided under the Assets Purchase Agreement is the amount of: $89,000,000 in cash and a Subordinated Promissory Note in the amount of $2,500,000 (the Bagcraft Subordinated Note Funding) (collectively, the "Bagcraft Purchase Price"), plus or minus a working capital adjustment to the extent that the working capital of Bagcraft Business as of the Closing is more than $21,0000,000 or less than $19,500,000 as of the Closing Date. As of July 4, 1998, the working capital amount, as determined by the Assets Purchase Agreement was $19,557,000. All obligations relating to Bagcraft's phantom equity plan for management and of taxes and employee benefit plans, environmental liabilities and liabilities and obligations and the warrants issued in respect to amounts owing under that certain Second Amended and Restated Credit Agreement dated as of February 27, 1998 between Bagcraft and General Electric Capital Corporation, which as of September 15, 1998 was collectively approximately $9,000,000, which will remain obligations of Bagcraft and will not be assumed by the Joint Venture (the "Excluded Liabilities"). Concurrently with the closing of the Bagcraft sale, Bagcraft will use a portion of its net cash proceeds to repay in full all of Bagcraft's indebtedness for borrowed money (excluding certain liabilities to be assumed by the Buyer), and will cause its lenders to release all of their liens and encumbrances from the Bagcraft Business. The Company anticipates that Bagcraft will realize a net pretax gain of approximately $39.6 million as a result of the Sale. The amount of the gain is subject to certain adjustments.

Bagcraft Subordinated Note

         As part of the consideration of the Purchase Price, Bagcraft will receive from Packaging Holdings, L.L.C. a Delaware Limited Liability Company and the sole member of Dynamics, a subordinated promissory note in the principal amount of $2,500,000, bearing interest at the rate of five percent (5%) payable quarterly per annum from the date of Closing until paid in full. The Bagcraft Subordinated Note shall be due and payable three (3) years after the date of Closing. Overdue interest bears interest at the rate of fifteen percent (15%) per annum.

         The Bagcraft Subordinated Note is subordinated to the Nations Bank, N.A. debt of Packaging Dynamics, L.L.C. which is capped at $115,000,000.00 and up to the amount of $15,000,000 of any other indebtedness incurred by Packaging Dynamics. Any additional debt incurred by Packaging Dynamics will not be subordinated to the Bagcraft Subordinated Note.

         The Bagcraft Subordinated Note shall be on equal or better terms than the Ivex Subordinated Note (see Buyer above) and Bagcraft shall have the right to consent to any changes in the Ivex Subordinated Note.

         The Bagcraft Subordinated Note is subject to certain offsets in accordance with the terms of Section 12.5 of the Assets Purchase Agreement.

         The Bagcraft Subordinated Note is prepayable at any time, without penalty. It requires the repayment in full of all principal and accrued interest in the event of the consummation of a public offering of the common interest of Packaging Holdings, L.L.C. and Packaging Dynamics, L.L.C.


Closing Date

         The Assets Purchase Agreement provides for the Closing to occur on the first business day occurring after ARTRA has obtained shareholder approval of the Assets Purchase Agreement. If the Closing does not occur on or before December 18, 1998, the Assets Purchase Agreement may be terminated by either party.


Conditions to Closing

         ARTRA and Bagcraft's obligation to close the Sale is subject to the satisfaction or waiver by Bagcraft of a number of conditions, including (i)
approval by ARTRA shareholders of the Sale; (ii) the representations and warranties of Buyer set forth in the Agreement being true and correct in all material respects; (iii) the receipt of all necessary governmental approvals and the termination and expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, if required; (iv) no material adverse change in Bagcraft's business; (v) satisfactory environmental audit of real estate owned by Bagcraft; and (vi) other customary conditions.

         Buyers' obligation to close is subject to the satisfaction or waiver by Buyer of a number of conditions, including (i) the representations and warranties of ARTRA, BCA, and Bagcraft set forth in the Assets Purchase Agreement being true and correct in all material respects; (ii) approval by ARTRA shareholders of the Sale (iii) the receipt of all necessary governmental approvals and the termination and expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, if required; (iv) the repayment of Bagcraft's debts to lender's; (v) Buyer's due diligence of environmental and title matters as to Bagcraft's real estate; (vi) Buyer's receipt of debt and equity financing as described in the Assets Purchase Agreement; and (vii) other customary conditions.


Representations, Warranties and Covenants

         The Assets Purchase Agreement contains certain representations and warranties by ARTRA, Bagcraft and BCA to Buyer, including representations and warranties as to (i) organization and good standing, (ii) legality and due authorization of the Assets Purchase Agreement and the transactions contemplated thereby, (iii) title to the Transferred Assets, (iv) absence of pending or threatened legal actions, (v) absence of undisclosed material liabilities or obligations, (vi) compliance with laws, and (viii) absence of material adverse changes since December 31, 1997.

         The Assets Purchase Agreement contains certain representations and warranties by Buyer to ARTRA, Bagcraft and BCA, including representations and warranties as to (i) organization and good standing, (ii) legality and due authorization of the transaction, and (iii) consents and approvals.

         ARTRA, BCA and Bagcraft each agrees, from the Closing Date to September 30, 2001, to indemnify the Buyer from and against misrepresentation or breach of ARTRA's representations, warranties or covenants set forth in the Assets Purchase Agreement. The Assets Purchase Agreement permits Buyer to set off any amounts owed to ARTRA in the event that Buyer is entitled to indemnity payments under the Assets Purchase Agreement.

      ARTRA, BCA and Bagcraft are not obligated to pay any amounts for indemnification under certain conditions (collectively, the "Basket Exclusions" as defined in the Assets Purchase Agreement) until the aggregate losses incurred by Buyer thereunder equals $250,000 (the "Basket Amount"), whereupon ARTRA, BCA and Bagcraft shall be jointly and severally obligated to pay all amounts of losses incurred by in full up to the Purchase Price, except for those breaches of which ARTRA, BCA and Bagcraft had knowledge prior to the Closing.


Conduct of Business Pending the Closing

         The Assets Purchase Agreement requires Bagcraft to conduct its business in the ordinary course from the date of execution of the Assets Purchase Agreement to the Closing Date.


Amendment of Assets Purchase Agreement

         The Assets Purchase Agreement may be amended by the parties only in writing.

Expenses

         Under the Assets Purchase Agreement, each party bears its own expenses incurred in connection with the Assets Purchase Agreement and related transactions. A finders fee in the amount of $200,000 is being paid by Ivex to Mr. Marshall Rodin. Mr. Rodin is a former president of Bagcraft and is still receiving health insurance benefits from Bagcraft.


Termination Fee

         Buyer or Seller may terminate the Assets Purchase Agreement:

         1. By mutual agreement in writing of Buyer and Seller;

         2. If ARTRA's shareholders have not approved the Assets Purchase Agreement by November 9, 1998; or by December 18, 1998, if the Securities and Exchange Commission ("SEC") reviews this Proxy Statement and such review delays the meeting;

         3. If any legal proceeding is commenced or threatened to prevent the Closing and either Buyer or Seller in good faith does not proceed with the Closing.

         Buyer may terminate the Assets Purchase Agreement if: (i) any of Buyer's conditions to Closing have not been fulfilled by November 9, 1998, or December 18, 1998 as described above; (ii) if ARTRA, BCA or Bagcraft modifies the Assets Purchase Agreement or elect to withdraw from the Assets Purchase Agreement; or (iii) the Principal Shareholders as defined in the Assets Purchase Agreement fail to perform their obligations thereunder.

         Seller had the right to terminate the Assets Purchase Agreement if Buyer had not delivered to Seller a fully executed agreement for the Detroit Paper Mill acquisition (see "Buyer" above) by September 4, 1998. Buyer has complied with this requirement.

         In the event that the Assets Purchase Agreement is terminated by Buyer, ARTRA, BCA or Bagcraft for ARTRA's, BCA's or Bagcraft's failure to comply with certain of their obligations as defined in the Assets Purchase Agreement, ARTRA, BCA and Bagcraft will be jointly and severally obligated to Buyer for a termination fee in the amount of $5,000,000.00 (the "Termination Fee"). In the event that the termination is caused due to ARTRA's shareholders failing to approve the transaction, ARTRA, BCA and Bagcraft will not be obligated to pay the Termination Fee, but will be liable to Buyer for its reasonable
out-of-pocket   expenses   incurred  in  connection  with  the  Assets  Purchase
Agreement.


Advantages and Disadvantages of the Sale

         In the view of ARTRA's management, the primary advantages to the Company of the Assets Purchase Agreement and the transactions contemplated thereby are the following: (i) the Company will receive approximately $24.6 million in cash proceeds which will result in a substantial gain over the carrying value of the Bagcraft on ARTRA's books and enable ARTRA to utilize its tax carryforwards to shelter a portion or substantially all of the net profit realized from the sale; (ii) such cash proceeds will be used by the Company, on a consolidated basis, to reduce its total debt owed to a commercial lender, private lenders and reduce its annual interest expense; and (iii) the Company's management will be able to acquire new business(es). There exists BCA and ARTRA Preferred stock , as disclosed in the financial statements, which will affect the final proceeds to ARTRA. The BCA Preferred must be redeemed, or a compromise reached with the holders of the BCA Preferred, before any of the proceeds can pass to the ARTRA level.

         In the view of the Company's management, the primary disadvantages to the Company of the Sale are the losses of the earnings and potential cash payments from Bagcraft. Management believes that retirement of debt, the lower interest costs due to reduced debt outstanding after the Sale along with the interest income anticipated to be earned on the remaining proceeds; but more importantly the enhanced ability to finance certain acquisitions will more than offset the loss of cash payments and earnings from Bagcraft. Presently, the Board of Directors has no acquisition candidates in mind.

         ARTRA's investment in Comforce ("COMFORCE", formerly The Lori Corporation "Lori") will be the Company's major ownership interest in an operating entity (ARTRA does not exercise control over COMFORCE's operations, has no representative on its Board of Directors or acting as an officer or employee) after the disposal of Bagcraft. Management and the Board of Directors believe that the sale should be viewed positively by ARTRA's shareholders, investors and other interested parties to the extent that it strengthens the Company's balance sheet (see pro forma unaudited consolidated balance sheet). For a further discussion of Comforce, see "Investment in Comforce" hereinbelow.

         The Board of Directors of ARTRA has determined that the terms and conditions of the proposed Sale are expedient and in the best interests of the corporation. The Board of Directors has received an opinion of William Blair & Company, an independent financial advisor, to the effect that the Sale is fair to Bagcraft from a financial point of view.


Conflicts

         As noted under Buyer above, certain officers of Bagcraft will have the option of investing in Buyer. It is anticipated that those officers will include Mark Santacrose, President of Bagcraft, and a director of ARTRA will participate in such investment of the Buyer. Other than as noted herein, none of the Company's other directors, officers or associates of such directors and officers (other than those certain officers of Bagcraft will have the option of investing in Buyer) has any substantial interest, direct or indirect, in the consummation of the Sale, apart from an interest arising solely from the ownership of shares of the Common Stock of ARTRA.


Shareholder Approval

         If the Sale is consummated, ARTRA will no longer be engaged in the sale of flexible packaging products. If the Sale is not approved by ARTRA's shareholders or otherwise consummated, the Company will evaluate its alternatives relating to such business, including the future sale or liquidation. Approval by the shareholders of the Sale is required by the Amended and Restated Certificate of Incorporation of ARTRA (the "Certificate") and, to the extent that the Sale constitutes a sale of all or substantially all of the assets of ARTRA, by applicable Pennsylvania corporate law. The Certificate requires the affirmative vote of the holders of not less than 50.01% of the outstanding shares of Common Stock to dispose of all or substantially all of the assets of any subsidiary of ARTRA. In addition, Section 1924 of the Pennsylvania Business Corporation Law ("PBCL") requires that the Board of Directors approve the plan of the Sale and the plan of Sale shall be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders (common and preferred) entitled to vote thereon. See above for a description of the Series A Preferred Shareholders' Voting Rights.

         ARTRA is required by the Pennsylvania Business Corporation Law of 1988 of the commonwealth of Pennsylvania (PBCL) and its Articles of Incorporation, after approval of its Board of Directors, to obtain authorization from the holders of 50.01% of the issued and outstanding shares of its Stock entitled to vote to effect any transfer, conveyance, lease or other disposition to any third party of all or substantially all of the assets or the stock of any subsidiary or a sale of all or substantially all of its assets. In addition, the PBCL requires that the holders of a majority of the outstanding shares of the Common Stock adopt a resolution authorizing the sale of all or substantially all of the assets of a Pennsylvania corporation, such as ARTRA.

         If the Assets Purchase Agreement is not approved by ARTRA' the Company expects that it will continue to operate the Bagcraft business and will evaluate alternatives relating to such business, including future prospects for its sale.


No Appraisal Rights

         ARTRA is a Pennsylvania corporation. Shareholders are not entitled to any rights of appraisal or similar rights of dissenters under Pennsylvania corporation law in connection with the approval or consummation of the Assets Purchase Agreement because the transactions contemplated thereby do not involve a merger or consolidation of ARTRA.


Tax Treatment

         The tax expense on the Sale of substantially all of the assets of Bagcraft has been substantially reduced by the utilization of ARTRA's tax loss carryforward. ARTRA's approximate tax expense on the sale with proceeds of $89,000,000 in cash and a promissory note in the amount of $2,500,000 is estimated to be approximately $1,700,000.


Accounting Treatment

         The sale of substantially all of the assets of Bagcraft pursuant to the Assets Purchase Agreement will be recorded as an asset sale. As a result of the Sale, it is expected that a gain of approximately $39.6 million would be realized in 1998.


         THE BOARD OF DIRECTORS OF ARTRA UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE SALE. See "Recommendation of ARTRA' Board of Directors; Fairness to Shareholders" below.


Use Of Proceeds

         The  Company  intends  to use the  proceeds  from the  Assets  Purchase
Agreement, on a consolidated basis, to reduce its total debt owed to a commercial lender, private lenders and reduce its annual interest expense. There exists BCA and ARTRA Preferred stock, as disclosed in the financial statements, which will affect the final proceeds to ARTRA. (See Advantages and Disadvantages of the Sale, above)


RECOMMENDATION OF ARTRA GROUP INCORPORATED BOARD OF DIRECTORS; FAIRNESS TO SHAREHOLDERS


Board of Director's Recommendation

         The Board of Directors of ARTRA has determined that the terms and conditions of the proposed Sale is in the best interests of the corporation. Consequently, the Board of Directors recommends that you vote "For" the resolution authorizing the Sale.

         As discussed in "Description of the Sale - Background of the Sale," in connection with the proposed sale to Buyer of substantially all of Bagcraft's assets, the Board engaged in discussions concerning the prospects of returning ARTRA to profitability. The Board concluded that a sale of Bagcraft assets to Buyer for a fair price would generate cash proceeds, reduce indebtedness and would permit ARTRA to move into new business(es). Based on the foregoing, the Board determined that in these circumstances a sale to Buyer at a fair price was in the best interest of the shareholders of ARTRA.

         The Board of Directors has obtained the opinion ("Blair Opinion") of William Blair & Company ("Blair"), an independent financial advisor, that the sale, from a financial point of view is fair to Bagcraft. After giving consideration to the other information discussed above, and in reliance on the fairness opinion of Blair, the Board of Directors, with Mark Santacrose as a "interested director" abstaining, unanimously agreed that the approval of the Sale is in the best interest of, and is fair to, the shareholders of ARTRA.


Fairness Opinion

         On August 19, William Blair & Company, L.L.C. ("Blair") provided an opinion ("Opinion") to the effect that, based upon the terms of the proposed Buyer's offer as outlined to Blair, the consideration to be received by Bagcraft (also referred to as "Seller") from Buyer for the Sale of the Bagcraft Assets is fair to Bagcraft from a financial point of view. The full text of the Blair Opinion is attached hereto as Annex II and shareholders are encouraged to read it in its entirety for information with respect to the procedures followed, assumptions made and matters considered by Blair in arriving at its opinion. In rendering its Opinion, Blair did not render any opinion as to the value of the Company, express a view as to the range of values at which the Common Stock may trade following consummation of the Sale nor make any recommendation to shareholders with respect to the advisability of disposing or retaining Common Stock. In addition, the Blair Opinion does not constitute a recommendation regarding whether or not it is advisable for the shareholders to vote in favor of the Sale.

         In connection with its review of the proposed transaction ("Transaction") and the preparation of its Opinion, Blair examined, among other things: (a) a draft of the Assets Purchase Agreement dated August 14, 1998 (the "Draft Purchase Agreement") by and among, ARTRA, BCA Holdings, Inc. ("BCA"), a wholly-owned subsidiary of ARTRA, Bagcraft, Packaging Dynamics, L.L.C. (the "Buyer"), and solely for the purposes of Section 7.16 of the Purchase Agreement, the Principal Shareholders (as defined in the "Purchase Agreement"); (b) certain audited financial statements of Bagcraft for the three fiscal years ended December 31, 1997; (c) the internal unaudited financial statements of Bagcraft for the six months ended July 4, 1998; (d) certain internal business, operating and financial information and forecasts of Bagcraft ("Seller Forecasts"), prepared by the senior management of Seller; (e) certain internal business, operating and financial information and forecasts of Buyer ("Buyer Forecasts"), prepared by the senior managements of Buyer and Seller; (f) historical revenues, operating earnings, operating cash flows, net income and capitalization, as to the Seller and certain publicly held companies in businesses Blair believes to be comparable to Seller; (g) information regarding publicly available financial terms of certain recently-completed transactions which Blair believed to be relevant; (h) current and historical market prices and trading volumes of the common stock of ARTRA; and (i) certain other publicly available information on ARTRA. Blair also held discussions with members of the senior management of ARTRA and Bagcraft to discuss the foregoing, considered other matters which Blair deemed relevant to its inquiry and took into account such accepted financial and investment procedures and considerations as it deemed relevant.

         In rendering its Opinion, Blair did not assume any responsibility for independent verification of any of the foregoing information and assumed and relied on its being complete and accurate in all material respects. In addition, Blair did not make any independent evaluation or appraisal of any of the assets, liabilities (contingent or otherwise) or solvency of Bagcraft nor was Blair furnished with any such evaluation or appraisal.

         Blair was advised by Bagcraft's management, that the Seller Forecasts and Buyer Forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of Seller and Buyer. Blair expressed no opinion with respect to the Seller Forecasts or the Buyer Forecasts or the estimates and judgments on which they were based. The Opinion is based on economic, market, financial and other conditions existing on, and other information disclosed to Blair as of the date of the Opinion. It should be understood that, although subsequent developments may affect the Opinion, Blair does not have any obligation to update, revise or reaffirm the Opinion. Blair relied as to all legal matters on advice of counsel to ARTRA, and assumed that the Transaction will be consummated on the terms described in the Draft Purchase Agreement, without any waiver of any material terms or conditions by ARTRA. Blair was not requested to, nor did it, seek alternative participants for the proposed Transaction.

         Blair expressed no opinion at which the price of the common stock of ARTRA will trade at any future time or as to the effect of the Transaction on the trading price of the common stock of ARTRA. Such trading price may be affected by a number of factors, including, but not limited to (i) dispositions of the common stock of ARTRA by its stockholders within a short period of time after the announcement or consummation of the Transaction, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of ARTRA, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest.

         Blair's investment banking services and Opinion were provided for the use and benefit of the Board of Directors of ARTRA in connection with its consideration of the transaction contemplated by the Purchase Agreement. The Opinion is limited to the fairness, from a financial point of view, to Seller of the Transaction Consideration to be received by Bagcraft, in connection with the Transaction, and Blair did not address the merits of the underlying decisions by ARTRA and Bagcraft to engage in the Transaction and the Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Transaction.

         Based on these analyses, Blair concluded that the consideration to be received by Bagcraft is fair, from a financial point of view, to Bagcraft.

         Blair is a financial advisory services firm which, as part of its business, is engaged in the valuation of businesses. The Board selected Blair on the basis of the firm's expertise and reputation. Blair has been engaged in the investment banking business since 1935 and continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions.

         Blair received a fee of $150,000 for services rendered in connection with providing the Blair Opinion. ARTRA also agreed to indemnify Blair and its officers, directors, employees, agents and controlling persons against certain liabilities arising in connection with its engagement.

         The foregoing summary set forth above does not purport to be a complete description of the analysis performed by William Blair. The preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. 71c preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, William Blair believes that its analyses must be considered as a whole and that selecting portions of its ' analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Bagcraft or the contemplated transaction. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.


BAGCRAFT'S BUSINESS

Present Conditions and Background

Products, Markets, Customers and Distribution

Effective March 3, 1990, ARTRA entered into the packaging products business with its acquisition of Bagcraft. Bagcraft, established in 1947, is a leading manufacturer and supplier of flexible packaging products to the fast food, bakery, microwave popcorn and supermarket industries and is also a significant supplier to the theater industry. Several of Bagcraft's products are widely recognized and have become standard items within various segments of the food industry. Bagcraft is a full-service supplier complete with its own design studios, laboratory and engineering departments. Bagcraft's sales and technical staff work in conjunction with Bagcraft's customers to determine the proper components of the package. Bagcraft's art department creates packaging designs, subject to customer approval, or duplicates customer-supplied designs. Thereafter, the packaging is produced in accordance with customer specifications using a variety of papers, film, foil and lamination. Bagcraft has developed a number of proprietary innovations in the manufacture of its packaging products. Such innovations include the Dubl-Wax(TM) bag, which introduced specialty waxed bags to the retail bakery industry. Bagcraft is also credited with being instrumental in developing and producing the first microwave popcorn bags.

Bagcraft currently produces over three billion bags and three billion sheets and wrappers annually for the packaging of more than 1,000 different products. Bagcraft purchases the paper, foil, films and chemicals it uses from a number of different unaffiliated suppliers. Since Bagcraft purchases each of the raw materials it requires from more than one supplier, it is not dependent upon a single supplier for any specific materials or supplies.

Sales orders are processed, and manufacturing and delivery schedules are determined primarily at Bagcraft's headquarters and production facility in Chicago. In September, 1994, Bagcraft completed the construction of a 265,000 sq. ft. production facility in Baxter Springs, Kansas. The Kansas facility, which has added production capacity in Bagcraft's growing food service products business, replaced Bagcraft's production facility in Joplin, Missouri (which was conveyed to a contractor involved in constructing the Baxter Springs facility in partial consideration of such contractor's fees), its facility in Carteret, New Jersey (which was sold in 1994) and its facility in Forest Park, Georgia (which was converted into a distribution facility until it was closed in June 1996 and subsequently sold in 1997).

Bagcraft's products are sold throughout the United States by a sales force of approximately 18 full-time salespersons who sell direct or to wholesale distributors. Bagcraft also utilizes a number of independent brokers who sell Bagcraft products to large food processors and food chains. Bagcraft presently sells its products to more than 2,000 customers. Although some of these are the largest and most recognizable companies in the food industry, no single customer accounted for more than 10% of ARTRA's consolidated net sales in 1997.

Sales to customers are made pursuant to orders placed in advance for periods of up to one year. In certain instances Bagcraft and a customer can enter into an agreement to maintain a specified minimum inventory for the customer. The contracts entered into by Bagcraft with its customers vary in length depending on the customer's needs and Bagcraft's capacity to meet the customer's requirements. Generally, Bagcraft's contracts provide advance notice of from 30 days to one year to terminate a contract. The contracts typically provide for delivery of goods at an agreed-upon fixed price, subject to adjustment upon timely notice in advance. Bagcraft usually grants its customers rights of return, subject to penalty, except in the case of goods produced to specification. In addition, Bagcraft typically requires payment for goods 30 days after shipment, but gives its customers a 1% discount if payment is made within 10 days after shipment.

Bagcraft believes that it is the manufacturer of the most diversified line of flexible packaging products in the United States. However, there are a number of domestic and foreign companies which compete directly with Bagcraft in each of its major product lines, certain of which have a larger market share with respect to specific product lines. Bagcraft's competitors range from small companies to divisions of large corporations which have substantially greater financial resources than those available to Bagcraft. Bagcraft competes on the basis of quality, service and the price of its products.

Bagcraft believes that a modest level of continuing research and development and strict quality and process control will be necessary to maintain and improve its position in the flexible packaging industry. All product modifications and manufacturing innovations reflect input from its personnel in general management, sales, marketing design, R&D and engineering.

In 1997 Bagcraft restructured its marketing its into seven segments: Food Service, Supermarket Deli/Bakery and Pharmacy, Retail Packaging, Concessions, Microwave /International/Motion Sickness, and Distribution.


Food Service

In 1997 the Food Service Segment accounted for approximately 47% of Bagcraft's total sales. The Food Service Division markets to the Quick Serve Restaurant ("QSR"), Convenience Store, and Full Service Restaurant segments.

Approximately 93% of sales for the Food Service Segment are attributable to QSRs. Representative customers for this segment include McDonald's, Wendy's, Burger King, Taco Bell, Dairy Queen and Boston Market. Bagcraft products sold to QSRs include specialized bags and sheets constructed of foil and paper, for hamburgers, subs, hot dogs, tacos, sandwiches, French fries, chicken and other fast food products.

The development of the Honeycomb(TM) foil sheet helped propel Bagcraft to its industry leading position. The Honeycomb sheet is an innovative construction which incorporates a moisture absorbing layer that prevents buns from becoming soggy, and keeps food warm for a longer period of time. In addition, when used to replace rigid packaging, it provides substantial space savings and represents significant source reduction to the solid waste system - a growing concern for environmentally conscious companies. Bagcraft has been recognized for numerous other innovations in packaging within the QSR market, including Churches' To Go Bag, McDonald's hash brown bag, and Rotisserie Chicken's To Go! Bag. The Food Services Segment's leading products are described below.


Product                                  Description
-------                                  -----------

Laminated Foil Sandwich Bags             Small  honeycombs  of  air  built  into
                                         Bagcraft's exclusive lamination  absorb
                                         moisture to help prevent soggy buns and
                                         provide superior insulation.

Laminated Foil Sheets                    Same as above but in sheet form.

Laminated Paper Sheets                   Has most of the benefits of foil and is
                                         also microwaveable; the fastest growing
                                         item in the Food Service Segment.

Paper Sheets                             Economical  as   a   quick   wrap   for
                                         sandwiches and as tray liners.

French Fry Bags                          Stain  resistant  packages  of  various
                                         sizes.


Bagcraft's state-of-the-art printing capabilities also provide a competitive advantage in servicing QSRs. Bagcraft's ability to register print, front and back, on foil and paper enable the Company to print up to eight different sandwich varieties on a single sheet, which further reduces customer inventory and storage space requirements. Bagcraft was also the first manufacturer to print 6-color sheets, producing the most visually appealing packaging for the QSR market. The Convenience Store and Food Service Restaurant segments of the Food Services accounted for approximately 3% of Bagcraft's 1997 sales. With a similar product line to the QSR segment, leading Convenience Store segment customers include 7-Eleven, WaWa, AM/PM, and Mobil. Leading Food Service Restaurant segment customers include Pizza Hut and the Olive Garden.

The Company's leadership in the Food Services area has been significantly advanced by Bagcraft's new Baxter Springs facility. The Baxter Springs plant features state-of-the-art printing and converting equipment which allow the Company to be the low cost producer with the widest array of capabilities in its Food Service product offerings.

Supermarket Deli/Bakery and Pharmacy

Bagcraft is the industry leader in supplying the specialized bag needs to the Deli and Bakery departments within Supermarkets, and a significant supplier to a leading Pharmacy. Revenues in this segment accounted for approximately 13% of Bagcraft's total 1997 sales. Bakeries, including those in supermarkets and various retail chains, account for the majority of this segment's sales. Customers in this segment include Publix, Albertson's, Winn-Dixie, Wakefern, and Walgreen's. A number of the Supermarket Deli/Bakery and Pharmacy segment's products, including Dubl-Wax(R), Dubl-Panel(R), Dubl-Clear(R) and Sealing-Strip(TM), represent a significant manufacturing innovations which have contributed to Bagcraft's position as the industry leader. Bagcraft believes the outlook for the future indicates stability and growth.

One of the successful additions to this segment is the "To Go!" Bags(TM). These single and double wall grease proof and moisture resistant bags offer superior performance relative to rigid containers such as tubs and cartons and cost much less on a per unit basis. To Go! Bags(TM) also provide the environmental and storage advantages of bags. "To Go!" Bags(TM) have been enthusiastically received and expected to continue market penetration.

Similarly, the patented Message Center Bag(TM) has a "tear out" portion which has a variety of uses, including "proof of purchase", coupon offers, restaurant and deli menus, and others. This new product, as well as other patents pending in the promotional field, are enabling the Company to expand its offerings of tie-in advertising and cross merchandising. Under these programs, national firms utilize the Message Center Bag(TM) to display their ads and work out a coordinated program to have the Message Center Bag(TM) incorporated in their regular bags. The table below lists the leading products sold to the Supermarket Deli/Bakery and Pharmacy segment, and provides a brief description of each.


Product                            Description
-------                            -----------

Dubl-Clear(R)Bag                   Translucent  bag, in  pinch  or  Self-Opening
                                   Style ("S.O.S.") style, used in stores' self-service bins; makes it easier for cashier to identify contents and can be closed easily with tape when produced with the Bagcraft
                                   Sealing Strip(TM).

Dubl-Wax(R)                        Bag  Dubl-Wax(R)  Bag enables baked foods to
                                   stay fresh and tasty without  becoming soggy
                                   (in pinch or S.O.S.).

Laminated                          Foil Bags Multi-color laminated  bags for the
                                   packaging  of  specialty   breads   and  deli
                                   items. Can be used in a conventional oven or on a grill for enhanced flavor.

Dubl Panel(R)                      Clear film  panel for  visibility, surrounded
                                   by paper, which can be waxed on one or two sides for extra shelf life.

Paper Bags Printed, but where visibility is not needed. Used especially for specialty breads such as French, Italian and Baguettes.

Window Bags A clear window displays the product within. Used especially for quality baked products, this product has a tamper resistant closure, yet can be opened and reclosed.

Retail Packaging

Bagcraft enjoys significant competitive advantages in its Retail Packaging segment through its ability to offer this set of customers innovative and patented products. With revenues of $12 million, this segment accounted for approximately 9% of the Bagcraft's total sales in 1997. The Retail Packaging segment features products for the packaging of bakery goods, such as bagel chips, cookies, biscotti, dry pasta, donuts, coffee, pre-popped popcorn and specialized promotional items. This division provides bags with transparent windows, metal tin tie attachments, and Tac Label(TM) closures. Customers for the division include Superior, Burns & Ricker and Interstate Brands.

Many of the products sold to this segment of customers represent unique additions to Bagcraft's standard products. The Cue-Pon Bag(TM) has a "tear out" coupon affixed near the window of the bag which offers the shopper the immediate benefit of the coupon upon purchase. The Cue-Pon Pocket Bag(TM) has a pouch on the front of the bag which can be filled with novelty items by the retailer.

As discussed in Note 3 to the Company's consolidated financial statements, Bagcraft's January 1997 purchase of AB Specialty Holding Company, Inc. ("AB") enhanced Bagcraft's Retail Packaging business through AB's capabilities in heat-sealed bottom bags as well as its ability to produce 6 color process printed decorative bags. The table below lists the Retail Packaging Segment's leading products, and provides a brief description of each.


Product                            Description
-------                            -----------

Coffee Bags                        Double   wall  bags,  many   with   tin   tie
                                   attachments for whole bean or pre-ground coffee.

Window Bags                        Self-opening bags with special shaped windows
                                   for easy viewing of packaging contents.

Cookie Bags                        Heat sealed top and bottom, highly protective
                                   and attractively printed for maximum customer appeal.

Bagel Chip                         Self-opening bags with  heat  sealed  bottoms
                                   and liners.


Concessions

The Concessions market segment encompasses all food service items sold at stadiums and movie theaters, including circuit-owned cafes and restaurants, accounting for approximately 4% of Bagcraft's 1997 sales. The principal product sold to these customers is the theater popcorn bag, which provide the theater chains with a more economical package that is easy to dispose of and substantially reduces the amount of space needed to inventory the product. These double wall bags provide many of the properties of rigid containers such as tubs and cartons with the environmental and storage advantages of bags. Bagcraft is the leading supplier of popcorn bags to theater chains such as General Cinema Corporation, Carmike and Mann Theaters.

Microwave/International/Motion Sickness

The Microwave/International/Motion Sickness segment, which contributed approximately 2% of Bagcraft's 1997, represents an example of Bagcraft's high technology advancements. Bagcraft was instrumental in the development of the first microwave popcorn bag and played an important role in developing the "susceptor" accelerator technology which is incorporated into these products. The susceptor technology involves placing a metallized material into the popcorn bag which accelerates the heat transfer and results in a higher percentage of the popcorn kernels being popped. Bagcraft continues to provide packaging upgrades to this industry.

In recent years, Bagcraft has experienced a decline in its domestic microwave popcorn business because of a flat consumer market and the acquisition of one of its major customers by a company with its own packaging ability. Sales growth, however, has recently been assisted by the Brown and Crisp microwave cooking bag. Produced exclusively for A.D. Tech, this product significantly expands the number of food items which can be effectively cooked in a microwave.

Bagcraft currently supplies motion sickness bags to United, Delta, Southwest and Northwest Airlines, and, with the addition of the heat-sealed bottoms capability from the AB acquisition, is actively seeking to further its airline motion sickness business from the other major carriers.


Distribution

The Company's Distribution segment sells to distributors who service many smaller accounts in a particular geographic region. The Distribution segment represented approximately 21% of Bagcraft's 1997 sales. Customers include such leading distributors as Sysco, Alliant Foodservice, Bunzl, Unisource, and ResourceNet. Bagcraft leads the industry in providing the widest variety of immediately available unprinted and stock printed bags and sheets. Bagcraft's stock product line boasts some 300 generically printed stock products. Stock products are bought and inventories by distributors who, in turn, sell them in varying quantities to end-users for a multitude of purposes. The stock line is sold mainly through Bagcraft field salespeople and Chicago in-bound telemarketing efforts. The table below lists a number of the Distribution segment's leading products, and provides a brief description of each.


Product                            Description
-------                            -----------

Foil Honeycomb(TM) Sheets Small honeycombs of air built into Bagcraft's exclusive lamination absorb moisture to help prevent soggy buns and provide superior insulation.

SOS Bakery/Deli Bags               Self-opening  flat  bottom  waxed  bags  with
                                   stand-up bottoms for fast loading at bakery and deli operations.

Pinch Paper Bread Bags             Complete range of shapes and sizes for  every
                                   style of bread.

SOS Popcorn Bags                   Flat  bottom  popcorn  bags to replace  bulky
                                   tubs  and  cartons  in  theaters,   stadiums,
                                   concession stands and malls.

ToGo!(TM) Bags                     Flat  bottom bags with  excellent  grease and
                                   moisture barriers engineered with special breathing vents for chicken, ribs and other hot foods to go.

Foil Insulator Bags                Paper   laminated  to  foil  bags;   provides
                                   excellent heat retention.

Coffee Bags                        Double   wall   bags,   many   with  tin  tie
                                   attachments for whole bean or pre-ground coffee.


Employees

At December 31, 1997, the Company employed approximately 1,000 persons. The Company considers its relationships with its employees to be good.


Properties

The following table sets forth a brief description of the properties of the Company and its subsidiaries. The Company and its subsidiaries believe that all of their facilities are adequate for their present and reasonably anticipated future business requirements.

 Location                             General Description                                  Ownership
 --------                             -------------------                                  --------


 ARTRA:
    Northfield, IL (1)                Headquarters facility of                             Leased
                                      approximately 7,000 sq. ft
 Bagcraft:
     Chicago, IL                      Administrative and manufacturing facility of         Owned
                                      approximately 148,000 sq. ft.

     Chicago, IL (2)                  Warehouse and office facility of                     Leased, expiring in 2006
                                      approximately 63,000 sq. ft

     Baxter Springs, KS               Manufacturing, warehouse and office facility         Owned
                                      of approximately 265,000 sq. ft.

     Hialeah, FL (2) (3)              Manufacturing, warehouse and office facility         Leased, expiring in 1998
                                      of approximately 20,000 sq. ft.

     Medley, FL (3) (4)               Warehouse facility of approximately 20,000 sq.ft.    Leased, expiring in 1999

-------------------------------------------------------------------------------





                                       24

     (1) This lease expired in December 1997 and this facility is currently being leased on a month to month basis. Effective December 1995, the building was purchased by a trust owned by John Harvey, the Company's Chairman of the board of directors.

     (2) This lease provides for a ten-year option to renew at the current market rate.

     (3) This lease was assumed in conjunction with Bagcraft's January 1997 acquisition of AB Specialty Holding Company.

     (4)  This lease provides for a two-year renewal option.



Legal Proceedings

The Company and its subsidiaries are the defendants in various business-related litigation and environmental matters. At December 31, 1997 the Company had accrued $1,800,000 for business-related litigation and environmental liabilities. While these litigation and environmental matters involve wide ranges of potential liability, management does not believe the outcome of these matters will have a material adverse effect on the Company's financial position; however it may have an adverse effect on the results of operations for an individual reporting period. However, ARTRA may not have available funds to pay liabilities arising out of these business-related litigation and environmental matters or, in certain instances, to provide for its legal defense.

In November, 1993, ARTRA filed suit in the Circuit Court of the Eighteenth Judicial Circuit for the state of Illinois (the "State Court Action") against Salomon Brothers, Inc., Salomon Brothers Holding Company, Inc., Charles K. Bobrinskoy, Michael J. Zimmerman (collectively, "Salomon Defendants"), D.P. Kelly & Associates, L.P. ("DPK"), Donald P. Kelly ("Kelly Defendants" along with
DPK), James F. Massey and William Rifkind relating to the acquisition of Envirodyne in 1989 by Emerald Acquisition Corp. ("Emerald"). Envirodyne had filed a Chapter 11 bankruptcy on January 7, 1993, which provided ARTRA with no value in the Emerald stock and junior debentures received in connection with the acquisition. On November 22, 1993, ARTRA filed a First Amended Complaint. The defendants removed the case to the Bankruptcy Court in which the Emerald Chapter 11 case is pending. On July 15, 1994, all but two of ARTRA's causes of action were remanded to the state court. The Bankruptcy Court retained jurisdiction of ARTRA's claims against the defendants for breaching their fiduciary duty as directors of Emerald to Emerald's creditors and interference with ARTRA's contractual relations with Emerald. On April 7, 1995, the Company's appeal of the Bankruptcy Court's order retaining jurisdiction over two claims was denied. On July 26, 1995, the Bankruptcy Court entered an order dismissing these claims. On August 4, 1995, ARTRA appealed from the Bankruptcy Court's dismissal order. That appeal was denied on October 31, 1996 by the United States District Court. ARTRA had a right to appeal the District Court's decision. This appeal had been filed in the United States Court of Appeals for the Seventh Circuit.

On July 18, 1995, ARTRA filed a Fourth Amended Complaint in the State Court Action for breach of fiduciary duty, fraudulent misrepresentation, negligent misrepresentation, and breach of contract and promissory estoppel. In the State Court Action, ARTRA sought compensatory damages of $136.2 million, punitive damages of $408.6 million and the repayment of approximately $33 million in fees paid to Salomon. The causes of action for breach of the fiduciary duty of due care were repleaded to reserve ARTRA's right to appeal the State Court's dismissal of the causes of action in the Third Amended Complaint. The cause of action against defendant Kelly was dismissed with prejudice pursuant to a stipulation between ARTRA and the Kelly Defendants.

On or about March 1, 1996, DPK brought a motion for summary judgment as to ARTRA's claims for breach of contract and promissory estoppel. DPK's motion was granted on June 4, 1996. The Company appealed this decision.

Effective December 31, 1997, the above parties reached a settlement agreement and all pending litigation was dismissed. ARTRA recognized a gain of $10,416,000, net of related legal fees and other expenses, resulting from the settlement agreement.

In January, 1985 the United States Environmental Protection Agency ("EPA") notified the Company's Bagcraft subsidiary that it was a potentially responsible party ("PRP") under the Comprehensive Environmental Responsibility Compensation and Liability Act ("CERCLA") for alleged release of hazardous substances at the Cross Brothers site near Kankakee, Illinois. Although Bagcraft has denied liability for the site, it has entered into a settlement agreement with the EPA, along with the other third party defendants, to resolve all claims associated with the site except for state claims. In May, 1994 Bagcraft paid $850,000 to formally extinguish the EPA claim. In September 1989, Bagcraft was served with a complaint filed by the State of Illinois against seventeen parties for alleged involvement with the Cross Brothers site. The complaint alleged Bagcraft was responsible for the costs of cleanup incurred and to be incurred. Although Bagcraft has denied liability for the site, it has entered into a settlement agreement with the State, along with the other potentially responsible parties, to resolve all claims associated with the site. In July 1997 Bagcraft paid approximately $150,000 to formally extinguish the state claim.

Bagcraft has been notified by the EPA that it is a potentially responsible party for the disposal of hazardous substances at the Ninth Avenue site in Gary, Indiana. This site is listed on the EPA's National Priorities list. A group of defendant PRPs, known as the Ninth Avenue Remedial Group, settled with the USEPA and agreed to remediate the site. This Group subsequently sued numerous third party defendants, including Bagcraft, alleged also to be responsible parties at the site. The plaintiffs have produced only limited testamentary evidence, and no documentary evidence, linking Bagcraft to this site, and the Company has neither discovered any records which indicate, nor located any current or former employees who have advised, that Bagcraft deposited hazardous substances at the site. In October 1997 Bagcraft paid $40,000 to formally extinguish this claim.

Bagcraft's Chicago facility has also been the subject of allegations that it violated laws and regulations associated with the Clean Air Act. The facility has numerous sources of air emissions of volatile organic materials ("VOMs") associated with its printing operations and is required to maintain and comply with permits and emissions regulations with regard to each of these emission sources.

In November of 1995, the EPA issued a Notice of Violation ("NOV") against Bagcraft's Chicago facility alleging numerous violations of the Clean Air Act and related regulations. The NOV alleges that the facility installed and operated emission sources without permits, that it failed to operate air pollution control equipment at required efficiencies and that there were releases of VOMs above permitted limits. In April 1997, the EPA filed an administrative complaint and has proposed a $250,000 civil penalty. Bagcraft has filed a response to the complaint and is attempting to negotiate a settlement.

Bagcraft reported a release associated with solvent tanks located in a vault at its Chicago manufacturing facility. After seeking approval from the Illinois Environmental Protection Agency ("IEPA"), Bagcraft installed and is currently operating a soil vapor gas extraction system designed to achieve remedial objectives which the IEPA has determined to be appropriate to the site. Bagcraft has since received a No Further Recommendation Letter from the IEPA.

Bagcraft has been notified that it may have responsibility with respect to a clean-up site on Basket Creek Road, Georgia. Bagcraft presently has no indication of its liability, if any or whether it is a responsible party.

In April 1994, the EPA notified the Company that it was a potentially responsible party for the disposal of hazardous substances (principally waste oil) at a disposal site in Palmer, Massachusetts generated by a manufacturing facility formerly operated by the Clearshield Plastics Division ("Clearshield") of Harvel Industries, Inc. ("Harvel"), a majority owned subsidiary of ARTRA. In 1985, Harvel was merged into ARTRA's Fill-Mor subsidiary. This site has been included on the EPA's National Priorities List. In February 1983, Harvel sold the assets of Clearshield to Envirodyne. The alleged waste disposal occurred in 1977 and 1978, at which time Harvel was a majority-owned subsidiary of ARTRA. In May 1994, Envirodyne and its Clearshield National, Inc. subsidiary sued ARTRA for indemnification in connection with this proceeding. The cost of clean-up at the Palmer, Massachusetts site has been estimated to be approximately $7 million according to proofs of claim filed in the adversary proceeding. A committee formed by the named potentially responsible parties has estimated the liability respecting the activities of Clearshield to be $400,000. ARTRA has not made any independent investigation of the amount of its potential liability and no assurances can be given that it will not substantially exceed $400,000.

In a case titled Sherwin-Williams Company v. ARTRA GROUP Incorporated, filed in 1991 in the United States District Court for Maryland, Sherwin-Williams Company ("Sherwin-Williams") brought suit against ARTRA and other former owners of a paint manufacturing facility in Baltimore, Maryland for recovery of costs of investigation and clean-up of hazardous substances which were stored, disposed of or otherwise released at this manufacturing facility. This facility was owned by Baltimore Paint and Chemical Company, formerly a subsidiary of ARTRA from 1968 to 1980. Sherwin-William's current projection of the cost of clean-up is approximately $5 to $6 million. The Company has filed counterclaims against Sherwin-Williams and cross claims against other former owners of the property. The Company also is vigorously defending this action and has raised numerous defenses. Currently, the case is in its early stages of discovery and the Company cannot determine what, if any, its liability may be in this matter.

ARTRA was named as a defendant in United States v. Chevron Chemical Company brought in the United States District Court for the Central District of California respecting Operating Industries, Inc. site in Monterey Park, California. This site is included on the EPA's National Priorities List. ARTRA's involvement stemmed from the alleged disposal of hazardous substances by The Synkoloid Company ("Synkoloid") subsidiary of Baltimore Paint and Chemical Company, which was formerly owned by ARTRA. Synkoloid manufactured spackling paste, wall coatings and related products, certain of which generated hazardous substances as a by-product of the manufacturing process. ARTRA entered into a consent decree with the EPA in which it agreed to pay $85,000 for one phase of the clean-up costs for this site; however, ARTRA defaulted on its payment obligation. ARTRA is presently unable to estimate the total potential liability for clean-up costs at this site, which clean-up is expected to continue for a number of years. The consent decree, even if it had been honored by ARTRA, was not intended to release ARTRA from liability for costs associated with other phases of the clean-up at this site. The Company is presently unable determine what, if any, additional liability it may incur in this matter.

Several cases have arisen from ARTRA's purchase of Dutch Boy Paints which owned a facility in Chicago which it purchased from NL Industries. In a case titled City of Chicago v. NL Industries, Inc. and ARTRA GROUP Incorporated, filed in the Circuit Court of Cook County, Illinois, the City of Chicago brought a nuisance action and alleged that ARTRA (and NL Industries, Inc.) had improperly stored, discarded and disposed of hazardous substances at the Dutch Boy site, and that ARTRA had conveyed the site to Goodwill Industries to avoid clean-up costs. At the time the suit was filed, the City of Chicago claimed that it would cost $1,000,000 to remediate the site.

ARTRA and NL Industries, Inc. have counter sued each other and have filed third party actions against the subsequent owners of the property. The Company is presently unable to determine its liability, if any, in connection with this case. The parties were conducting discovery but the case was stayed pending the resolution of the EPA action described below.

In 1986, in a case titled People of the State of Illinois v. NL Industries, Inc., ARTRA GROUP Incorporated, et al., the Cook County State's attorney filed suit seeking response costs in excess of $2,000,000 and treble punitive damages for costs expended by IEPA in remediating contamination at the Dutch Boy site, alleging that all former owners contributed to the contamination. In 1989, the Circuit Court dismissed the action, holding that the state had failed to exhaust its administrative procedures. In 1992, this holding was reversed by the Illinois Supreme Court. In 1996, the Illinois Appellate Court affirmed the District Court's decision to dismiss the case based on lack of due diligence on the part of the State of Illinois. The State of Illinois has filed a Petition for Rehearing which was granted. The Company is presently unable to determine ARTRA's liability, if any, in connection with this case.

On November 17, 1995, the EPA issued letters to ARTRA, NL Industries and others alleging that they were potentially responsible parties with respect to releases at the Dutch Boy facility in Chicago and demanding that they remediate the site. NL Industries entered into a consent decree with EPA in which it agreed to remediate the site. The Company is presently unable to determine its liability, if any, in connection with this case.

On August 7, 1995, a Second Amended Verified Complaint was filed in the Supreme Court of N.Y. by Philip Elghanian against ARTRA, its officers and directors (the "ARTRA Defendants") and others alleging that the defendants engaged in a scheme to defraud plaintiff of approximately $5 million of the value of his investment in shares of ARTRA. The plaintiff seeks damages and interest in excess of $38 million and punitive and exemplary damages in excess of $100 million. On January 19, 1996, the ARTRA Defendants filed a motion to dismiss the Second Amended Complaint. As of June 7, 1996 that motion is still pending. Since New York permits interlocutory appeals, the decision, if adverse, may be appealed. In February 1997, the Second Amended Complaint was dismissed, with the right to replead.

In connection with the sale of its former Sargent Welch Scientific Company subsidiary, ARTRA assumed liabilities relating to early retirement claims. ARTRA is approximately $80,000 behind in scheduled payments. ARTRA intends to pay the entire liability, which is a maximum of $320,000, depending upon years lived by covered employees. ARTRA has accrued the entire $120,000 currently payable in its financial statements.


                              ELECTION OF DIRECTORS

         Seven directors are to be elected at the annual meeting for a term of ONE (1) year expiring in 1999.

         The Board of Directors has nominated Edward A. Celano, Howard R. Conant, Peter R. Harvey, John Harvey, Gerard M. Kenny, Robert L. Johnson, Maynard K. Louis, and Mark Santacrose for election as directors for such terms. See "Information Concerning Directors and Nominee" for a description of the business experience of, and other information concerning Edward A. Celano, Howard R. Conant, Peter R. Harvey, John Harvey, Gerard M. Kenny, Robert L.
Johnson ,Maynard K. Louis, and Mark Santacrose. Unless you indicate to the contrary, the persons named in the accompanying proxy will vote it for the election of the nominees named below.

         If, for any reason, a nominee should be unable to serve as a director at the time of the meeting, a contingency which is not expected to occur, the persons designated herein as proxies may not vote for the election of any other person not named herein as a nominee for election to the Board of Directors.


               Directors and Executive Officers of the Registrant

Information Regarding Directors

The following table lists the name and age of each director of ARTRA, his business experience during the past five (5) years, his positions with ARTRA and certain directorships.

Term Expiring at Next Shareholders' Meeting at which Directors are Elected

Name                       Age         Positions and Experience
----                       ---         ------------------------

John Harvey                65          Chairman of the  Board of  Directors  and
                                       Chief   Executive   Officer   of   ARTRA;
                                       Director  since  1968;  Chairman  of  the
                                       Board  of   Directors,   since  1985,   a
                                       Director  from 1982 to December  1995 and
                                       the Chief Executive  Officer from 1990 to
                                       November  1995  of  Comforce  Corporation
                                       (temporary    professional    employment,
                                       formerly The Lori Corporation); an equity holding of ARTRA representing 10% of Comforce outstanding stock; a Director of

                                       Plastic   Specialties  and  Technologies,
                                       Inc. ("PST") (textiles, hose and tubing);
                                       Director  of  PureTec  Corporation,   the
                                       successor by merger to Ozite, until March of 1998, when PureTec was merged into Teckni-Plex, Inc.

Peter R. Harvey            63          President and Chief Operating Officer and
                                       a  Director   since  1968;   Director  of
                                       Comforce     (temporary      professional
                                       employment,     formerly     The     Lori
                                       Corporation)  from 1985 to December  1995
                                       and  a  vice  president  through  January
                                       1996,   an   equity   holding   of  ARTRA
                                       representing 10% of Comforce  outstanding
                                       common   stock;).   Director  of  PureTec
                                       Corporation, (textiles, hose and tubing) the successor by merger to Ozite, until March of 1998, when PureTec was merged into Teckni-Plex, Inc.

Gerard M. Kenny            45          Director   since  1988;   Executive  Vice
                                       President  and  Director  since  1982  of
                                       Kenny  Construction  Company  since  1982
                                       (diversified heavy construction); General
                                       Partner     of     Clinton     Industries
                                       (investments),   a  limited  partnership,
                                       since 1972.

Edward A. Celano           58          Director   since  1996;   Executive  Vice
                                       President  of the  Atlantic  Bank  of New
                                       York  since  May  1,  1996,  Senior  Vice
                                       President of National Westminster, USA from 1984 through April 1996, corporate finance.

Howard R. Conant           73          Director  since  1996;  Retired  Chairman
                                       of the  Board of  Interstate  Steel  Co.,
                                       1970  to  1990,   and  a  consultant   to
                                       Interstate through 1992.

Maynard K. Louis           68          Director  since  1996;  Retired  Chairman
                                       of the Board of Lord  Label (now known as
                                       Porter & Chadburn),  a printing  company,
                                       from 1965 to 1989, Vice  President,  1989
                                       to  1993,  director  of ARTRA  from  1993
                                       through 1995.

Robert L. Johnson          61          Director since 1996;  Chairman  and Chief
                                       Executive Officer of Johnson Bryce, Inc.,
                                       flexible  packaging   materials  of  food
                                       products since 1991, and previously, for many years, a vice president of Sears
                                       Roebuck & Co.

Mark Santacrose            39          Director   since   1997;   President   of
                                       Bagcraft     Corporation    of    America
                                       ("Bagcraft"),      flexible     packaging
                                       materials  of food  products  since 1994,
                                       Executive   Vice  President  of  Bagcraft
                                       since 1993.

         John Harvey and Peter R. Harvey are brothers. Comforce was a 64.3% owned subsidiary of ARTRA until December, 1995. ARTRA now owns approximately 10% of Comforce. PureTec International, Inc. and PST are affiliates of ARTRA. Bagcraft is a wholly owned subsidiary of BCA Holdings, Inc., a wholly owned subsidiary of ARTRA.



                                   MANAGEMENT

Information Regarding Executive Officers

         Set forth below is information concerning the executive officers and other key employees of ARTRA who were in office or employed as of the date of this Prospectus.

Name                     Age       Position
----                     ---       --------

John Harvey              65        Chairman  of  the  Board and  Chief Executive
                                   Officer
Peter R. Harvey          63        President and Chief Operating Officer
John G. Hamm             59        Executive Vice President
Robert S. Gruber         64        Vice President - Corporate Relations
James D. Doering         61        Vice President, Treasurer and Chief Financial
                                   Officer
John Conroy              53        Vice President  -  Corporate   Administration
Lawrence D. Levin        46        Controller
Edwin G. Rymek           67        Secretary

         John Harvey, Chairman and Chief Executive Officer of ARTRA. See "Information Concerning Directors" above for a description of Mr. Harvey's relevant business experience.

         Peter R. Harvey, President and Chief Operating Officer of ARTRA. See "Information Concerning Directors" above for a description of Mr. Harvey's relevant business experience.

         John G. Hamm, Executive Vice President of ARTRA. Mr. Hamm has served as Executive Vice President, since February 1988, and Vice President - Finance, from 1975 until 1988, of ARTRA. Mr. Hamm has also served as Vice President Finance, from August 1990 until July 1995, and as a Director, from 1984 until July 1995 of Ozite Corporation. Mr. Hamm also serves as a Director of SoftNet Systems, Inc. since 1985 and served as Director of PST from 1985 until January, 1996.

         Robert S. Gruber, Vice President - Corporate Relations of ARTRA. Mr. Gruber has served as Vice President - Corporate Relations of ARTRA since 1975 and as a consultant to The Lori Corporation from 1975 to 1995. Mr. Gruber has also served as a consultant to Comforce during 1996.

         James D. Doering, Vice President, Treasurer and Chief Financial Officer of ARTRA. Mr. Doering has served as Vice President, since 1980, Treasurer, since 1987, Chief Financial Officer, since February 1988, and Controller, from 1980 to 1987. Mr. Doering has also served as Vice President and Chief Financial Officer of Comforce from February 1988 through January 1996.

         John Conroy, Vice President - Corporate Administration of ARTRA. Mr. Conroy has served as Vice President - Corporate Administration since March 1990. Prior thereto, he served as Vice President - Corporate Administration, of Sargent-Welch Scientific Company from September 1988 to December 1989. Mr. Conroy previously served in various risk management positions with ARTRA from 1978 to September 1988, most recently as Corporate Risk Director.

         Lawrence D. Levin, Controller of ARTRA. Mr. Levin has served as Controller, since 1987, Assistant Treasurer and Assistant Secretary, since 1980, and Assistant Controller, from 1980 to 1987. Mr. Levin has also served as Controller of Comforce since December 1989 through January 1996 and as the Assistant Chief Financial Officer of Comforce from May 1993 through January 1996.

         Edwin G. Rymek, Secretary of ARTRA. Mr. Rymek has served as Secretary of ARTRA since 1987 and of Comforce from 1982 through 1995.

         Officers are appointed by the boards of directors of ARTRA and its subsidiaries and serve at the pleasure of each respective board. Except for the relationship of Peter R. Harvey (a director and executive officer) and John Harvey (a director and executive officer), who are brothers, there are no family relationships among the executive officers and/or directors, nor are there any arrangements or understandings between any officer and another person pursuant to which he was appointed to office except as may be hereinafter described.

Executive Compensation

Directors' Compensation

         Directors who are not employees of ARTRA ("Outside Directors") are entitled to receive an annual retainer of $10,000. Each Outside Director who sits on an established committee of ARTRA is entitled to receive $250 per committee meeting attended and the chairman of a committee is entitled to receive $500 for each meeting. Employees of ARTRA who also serve as directors or committee members receive no additional compensation for such service.


Executive Officer Compensation

          The following table shows all compensation paid by ARTRA and its subsidiaries for the fiscal years ended December 31, 1997, and December 26, 1996 and December 28, 1995, to the chief executive officer of ARTRA and each of its other most highly compensated executive officers who were serving as executive officers of ARTRA as of December 31, 1997 and whose compensation exceeded $100,000 in 1997.

                          SUMMARY COMPENSATION TABLE

                                            Annual Compensation(1)       Long Term Compensation(1)
                                            ----------------------       -------------------------
                                                                           Securities          All
                                                                          Underlying(3)       Other
          Name and                      Salary       Salary                 Options -        Compen-
    Principal Positions       Year       Paid      Deferred(2)    Bonus   No. of Shares      sation
    -------------------       ----       ----      -----------   -------  -------------     --------
         John Harvey,         1997     $190,000      $  -0-      $ -0-           -0-       $  -0- (4)
      Chairman and Chief      1996     $137,811      $  -0-      $ -0-       141,000       $5,456 (4)
      Executive Officer       1995      126,200         -0-        -0-           -0-        2,520 (5)

      James D. Doering,       1996      147,000         -0-        -0-           -0-        4,750 (4)
     Vice President and       1996      133,600         -0-        -0-        57,500        6,000 (4)
   Chief Financial Officer    1995       49,900       83,500       -0-           -0-        3,470 (5)

        John G. Hamm,         1997      147,000         -0-        -0-           -0-        4,750 (4)
          Executive           1996      133,600         -0-        -0-       101,250        6,000 (4)
        Vice President        1995       49,900       83,500       -0-           -0-        3,470 (5)

      Robert S. Gruber,       1997      110,450         -0-        -0-           -0-        4,750 (4)
        Vice President        1996      110,400         -0-        -0-        97,750        6,000 (4)
     Corporate Relations      1995       92,000       69,000       -0-           -0-        2,868 (5)

      Mark Santacrose,        1997      225,000         -0-       75,000 (7)     -0-      144,616 (4)(6)(8)(10)
     President Bagcraft       1996      200,000         -0-       17,500 (7)     -0-       89,524 (4)(6)(8)(9)(10)
   Corporation of America     1995      175,000         -0-        -0-           -0-        7,896 (4)(6)(8)(10)




(1) No additional annual compensation was paid, no restrictive stock awards or stock appreciation rights were granted, and no long term incentive plan payouts were made to any of the officers listed in the table. Only compensation earned in 1997 (irrespective of the year in which paid) is considered in determining inclusion in this table.

(2) Salaries are shown as paid (or deferred) in the year earned. Any deferred salaries paid in a year subsequent to the year earned are not shown as paid in such subsequent year. All salary deferrals for the year 1995 has been paid as of the date hereof.


(3) All of the options shown in this column were granted under ARTRA's 1996 Stock Option Plan at an exercise price of $5.25 per share, being the closing price of ARTRA's common stock on the New York Stock Exchange on the date of grant (October 4, 1996). These options expire October 4, 2006.

(4) These amounts include ARTRA's contributions to the 401(k) plan during 1997, 1996 and 1995 and amounts contributed to the ARTRA GROUP Incorporated Employee Stock Ownership Plan (the "ESOP") during 1995. See note (5) below for a further discussion of the ESOP.

(5) These amounts represent the closing price on the New York Stock Exchange of common stock as of the date the named officers became entitled to receive the stock pursuant to the ESOP. Annual contributions were made to the ESOP at the discretion of the Board of Directors. ARTRA contributed 15,000 common shares to the Plan with a fair market value of $71,250 ($4.75 per share) for the plan year ending December 29, 1994. Effective August 1, 1995, ARTRA terminated the ESOP and subsequently distributed the related Employee accounts to participants.

(6) These amounts include $30,960 in 1996, and $61,900 in 1997, which were grossed up to compensate for the tax effect of the forgiveness of a promissory note dated August 2, 1994, in the original principal amount of $52,000, in consideration of Mr. Santacrose's agreement to cancel a Put whereby he had the option of requiring ARTRA to purchase up to 10,000 shares of no par value common stock of ARTRA at a price of $7.00 per share.

(7) Based upon a written plan and determined by the prior year's earnings performance of Bagcraft.

(8) Included in this amount are amounts related to auto allowance payments, group term life insurance and health insurance refunds.

(9)      This   amount   includes  a  special   compensation   payment  for  Mr.
         Santacrose's involvement in the acquisition and sale of Arcar Graphics, a former wholly owned subsidiary of Bagcraft.

(10)     Mr.  Santacrose  also  participates  in  a Bagcraft  unfunded  deferred
         compensation  plan.   (See  Footnote 15 to the  Consolidated  Financial
         Statements for the year ended December 31, 1997).

         The following information sets forth detail concerning the aggregate number and potential realizable values of options granted to the Chief Executive Officer and the other executive officers of ARTRA listed in the Summary Compensation Table during the fiscal year ended December 31, 1997. The Board of Directors authorized the issuance of options on October 5, 1996 at a per share exercise price of $5.25 (being the closing price on October 4, 1996).



                     OPTION GRANTS IN FISCAL YEAR 1997/1998

         There were no grants of options made in fiscal year 1997.

In 1998, ARTRA granted options to certain of its Board of Directors in accordance with the ARTRA Group Incorporated 1996 Disinterested Directors Stock Option Plan, as follows:

No. of Shares     Option Price      Date of Grant            Nature of Option

  12,500           $3.125           May 28, 1998              Non-statutory


         The following table sets forth information concerning the aggregate number and values of options held by the Chief Executive Officer and the other executive officers of ARTRA listed in the Summary Compensation Table as of December 31, 1997 which were granted to such officers in consideration of their services as officers or directors of ARTRA. No other options held by the Chief Executive Officer or any other executive officers of ARTRA listed in the Summary Compensation Table were exercised in 1997.

                    AGGREGATED OPTION EXERCISES IN 1997 AND
                      OPTION VALUES AS OF DECEMBER 31, 1997

                                                                     Number of           Value of Unexercised
                                                                    Unexercised             In-the-Money
                                                                Options at 12-31-97      Options at 12-31-97
                           Shares Acquired          Value           Exercisable/            Exercisable/
      Name                   on Exercise          Realized        Unexercisable(1)         Unexercisable(2)
------------------         ---------------        ---------     -------------------       ------------------
John Harvey                       0                $    0             221,000/0               $ 17,600/None
James D. Doering                  0                     0             111,000/0                  8,938/None
John G. Hamm                      0                     0             140,450/0                  7,500/None
Robert S. Gruber                  0                     0             118,750/0                  3,525/None
Mark Santacrose                   0                     0                 0                        0

-------------------------------

(1) See the notes under "Principal Shareholders" for a description of the options (including exercise prices) granted to each of the executive officers listed in this table.

(2) The listed options were issued at per share exercise prices of from $3.65 per share to $5.25 per share. The market price of Common Stock as of the close of trading on December 31, 1997 on the New York Stock Exchange was $3.875 per share.

Compensation Committee Interlocks and Insider Participation

         Authority to determine the compensation of executive officers is conferred upon ARTRA's Board of Directors or, in the case of officers paid by Bagcraft Corporation of America ("Bagcraft"), by Bagcraft's Board of Directors. The salary of John Harvey was paid by Bagcraft.

         ARTRA's Board did not consider the compensation of its officers in 1998. The decisions concerning the cash compensation of these executive officers (including John Harvey, the Chairman and Chief Executive Officer of ARTRA, who was compensated by Bagcraft for his services to Bagcraft and ARTRA) were made by Peter R. Harvey, the President and Chief Operating Officer of ARTRA. . See
"Transactions with Management and Others" for a description of various transactions and relationships between ARTRA and each of these directors.

Security Ownership of Certain Beneficial Owners and Management

As of August 31, 1998, there were 7,863,778 shares of Common Stock issued and outstanding. The following table sets forth the number and percentage of Common Stock known by management of ARTRA to be beneficially owned as of August 31, 1998 by (i) all shareholders known by management of ARTRA to own 5% or more of ARTRA's Common Stock, (ii) all directors of ARTRA, (iii) each executive officer included in the Summary Compensation Table and (iv) all directors, executive officers and other key employees of ARTRA as a group (9 persons). Unless stated otherwise, each person so named exercises sole voting and investment power as to the shares of Common Stock so indicated. As of August 31, 1998, 1,849.34 shares of Series A Preferred Stock of ARTRA, par value $1,000 per share, were issued and outstanding. Each share of this Series A Preferred Stock entitles the holder to one vote on an equal basis with each share of Common Stock. Accordingly, for purposes of showing ownership of Common Stock in the table below, the Series A Preferred Stock is treated as Common Stock.

                                                          Number
                                                         of Shares
Beneficially Name of Beneficial Owner                      Owned    Percent
-------------------------------------                      -----    -------

The Equitable Companies Incorporated (1)                  559,100      7.1%
Peter R. Harvey (2)  Common                               440,243      5.6%
                     Preferred                                441     23.8%
John Harvey(3)                                            423,796      6.4%
Gerard M. Kenny(4)                                        165,064      2.1%
Maynard K. Louis(5)                                        92,000      1.2%
Howard R. Conant(6)                                       279,000      3.4%
Edward A. Celano                                            3,700       *
Robert L. Johnson                                           2,873       *
John G. Hamm(7)                                           142,232      1.8%
Robert S. Gruber(8)                                       141,104      1.8%
James D. Doering(9)                                       124,311      1.6%
Mark Santacrose (10)                                       11,059       *
All directors and officers as a group (14 persons)      2,365,350     23.1%

* Less than 1% of the outstanding shares.

(1) The address of The Equitable Companies Incorporated ("Equitable"), a Delaware corporation, is 1290 Avenue of the Americas, New York, New York. The shares beneficially owned by Equitable consist of 559,100 shares of common stock owned by four French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances Vie Mutuelle and AXA Courtage Assurances Mutuelle, which as a group beneficially own a majority interest in AXA-UAP, which owns a majority interest in Equitable.

(2) Mr. Peter R. Harvey's business address is 500 Central Avenue, Northfield, Illinois 60093. The shares beneficially owned by Mr. Harvey consist of 375,790 shares held directly by him (of which 373,615 are Common Stock and 2,175 are shares of Series A Preferred Stock), 23,001 shares held as trustee for the benefit of his nieces, 800 shares owned by his wife and children, 634 shares held in his 401(k) plan, 7,193 shares held in his individual retirement account, 20,000 shares issuable under an option which expires September 19, 2001 at an exercise price of $3.65 per share and 15,000 shares issuable under an option which expires January 8, 2003 at an exercise price of $3.75 per share.

(3) Mr. John Harvey's business address is 500 Central Avenue, Northfield, Illinois 60093. The shares of Common Stock beneficially owned by Mr. Harvey consist of 123,100 shares held directly by him, 1,705 shares held in his 401(k) plan, 5,746 shares held in his individual retirement account, 100,000 shares held by Mr. Harvey's daughters, 75,000 shares issuable under an option which expires December 19, 2000 at an exercise price of $3.65 per share, 1,000 shares issuable under an option which expires September 19, 2001 at an exercise price of $3.65 per share, 4,000 shares issuable under an option which expires January 8, 2003 at an exercise price of $3.75 per share, 141,000 shares issuable under an option which expires October 4, 2006 at an exercise price of $5.25 per share and an aggregate of 72,245 shares issuable under warrants expiring at various dates in 2000 and 2001 received in 1995 and 1996 as additional compensation for 1995 and 1996 short-term loans at exercise prices of $3.75 per share to $6.25 per share.

(4) The shares beneficially owned by Mr. Kenny consist of 75,652 shares held by (or issuable to) Kenny Construction Company, 14,411 shares held by Clinton Industries, and 75,001 shares issuable under a warrant held by Clinton Industries which expires November 10, 1999 at an exercise price of $6.00 per share. Mr. Kenny is Executive Vice President, Director and beneficial owner of 16.66% of the issued and outstanding stock of Kenny Construction Company. He is also the General Partner and a 14.28% beneficial owner of Clinton Industries, a limited partnership. See paragraphs 4 and 5 under "Transactions with Management and Others."

(5) Mr. Louis is the holder of warrants to purchase 92,000 shares of ARTRA common stock at prices of $5.125 to $8.00 per share which warrants expire on various dates commencing in 1998 and ending June 13, 2001.

(6) Mr. Conant holds 150,000 ARTRA common shares directly, Mrs. Conant holds 9,000 ARTRA common shares and Mr. Conant holds warrants to acquire 120,000 shares of ARTRA common stock at prices of $3.9375 to $5.875 per share which warrants expire on various dates in 2001 and 2002.

(7) The shares of Common Stock beneficially owned by Mr. Hamm consist of 50 shares held directly by him, 93 shares held by him and his wife jointly, 1,639 shares held in his 401(k) plan, 25,000 shares issuable under an option which expires December 19, 2000 at an exercise price of $3.65 per share, 1,000 shares issuable under an option which expires September 19, 2001 at an exercise price of $3.65 per share, 13,200 shares issuable under an option which expires January 8, 2003 at an exercise price of $3.75 per share, and 101,250 shares issuable under an option which expires October 4, 2006, at an exercise price of $5.25 per share.

(8) The shares of Common Stock beneficially owned by Mr. Gruber consist of 20,190 shares held directly by him, 943 shares held in his 401(k) plan, 1,221 shares held in his individual retirement account, 8,000 shares issuable under an option which expires December 19, 2000 at an exercise price of $3.65 per share, 1,000 shares issuable under an option which expires September 19, 2001 at an exercise price of $3.65 per share, 12,000 shares issuable under an option which expires January 8, 2003 at an exercise price of $3.75 per share and 97,750 shares issuable under an option which expires October 4, 2006, at an exercise price of $5.25 per share.

(9) The shares of Common Stock beneficially owned by Mr. Doering consist of 10,500 shares held by him in joint tenancy with his wife, 1,693 shares held in his 401(k) plan, 1,118 shares held in his individual retirement account, 22,500 shares issuable under an option which expires December 19, 2000 at an exercise price of $3.65 per share, 31,000 shares issuable under an option which expires January 8, 2003 at an exercise price of $3.75 per share and 57,500 shares issuable under an option which expires October 4, 2006, at an exercise price of $5.25 per share.

(10) The shares of stock beneficially owned by Mr. Santacrose consist of 10,000 shares owned by him directly and 1,055 shares in his Individual Retirement Account.


                 Certain Relationships and Related Transactions

The Harvey Family Trust is the owner of the real estate at 500 Central, Northfield, Illinois, the corporate offices of ARTRA which was acquired by the Trust in September 1996. ARTRA rents approximately 7,000 square feet of office space and 1,000 square feet of warehouse space from the Trust at an annual rental of $126,000 pursuant to a lease expiring in January 1999. ARTRA may renew the lease for an additional one year period at an increased rent in the sum of $132,000. The building contains approximately 29,500 total square feet. In the opinion of ARTRA management, the ARTRA rental obligation to the Harvey Family Trust does not exceed the fair market value for similar rentals. John Harvey is the grantor and beneficiary of the Trust.

In June 1996, Peter R. Harvey loaned ARTRA 100,000 shares of ARTRA common stock (with a then fair market value of $587,000). The Company principally issued these common shares to certain lenders as additional consideration for short-term loans. In September 1996, after ARTRA's shareholders approved an increase in the number of authorized common shares, ARTRA repaid this loan. At Peter R. Harvey's direction, the 100,000 shares of ARTRA's common stock were issued in blocks of 25,000 shares to the four daughters of ARTRA's Chairman of the Board, John Harvey. John Harvey and Peter R. Harvey are brothers.

In March 1998, ARTRA's Board of Directors ratified a proposal to settle Mr. Harvey's previous advances from ARTRA in the amount of $15,437,000 as follows:

          Effective December 31,1997, Mr. Harvey's net advances from ARTRA were offset by $2,816,000 ($5,606,000 net of interest accrued and reserved for the period 1993 - 1997) to $12,621,000. This offset of Mr. Harvey's advances represented a combination of compensation for prior year guarantees of ARTRA obligations to private and institutional lenders, compensation in excess of the nominal amounts Mr. Harvey received for the years 1995-1997 and reimbursement for expenses incurred to defend ARTRA against certain litigation.

          Effective January 31, 1998, Mr. Harvey's remaining advances totaling $12,787,000 were paid with consideration consisting of the following ARTRA and BCA preferred stock held by Mr. Harvey:

                                                        Face Value Plus
                          Security                     Accrued Dividends
         -----------------------------------------     -----------------

         ARTRA redeemable preferred stock,
               1,734.28 shares                           $ 2,751,000
         BCA Holding Series A preferred stock,
               1,784.029 shares                            2,234,000
         BCA Holding Series B preferred stock,
               6,172 shares                                7,802,000
                                                         -----------
                                                         $12,787,000
                                                         ===========

For additional related Party Transactions between the Registrant and Peter R. Harvey, ARTRA's president, see Note 19 to the consolidated financial statements for the year ended December 31, 1997.

During 1986 and through August 10, 1988, ARTRA entered into a series of short-term borrowing agreements with private investors. Each agreement granted an investor a put option, principally due in one year, that required ARTRA to repurchase any or all of the shares sold at a 15% to 20% premium during a specified put period.

Kenny Construction Company ("Kenny") entered into a put option agreement with ARTRA, which has been extended from time to time, most recently on November 11, 1992. At such time ARTRA and Kenny agreed to extend the put option whereby Kenny received the right to sell to ARTRA 23,004 shares of ARTRA common stock at a put price of $56.76 plus an amount equal to 15% per annum for each day from March 1, 1991 to the date of payment by ARTRA, which option was scheduled to expire on December 31, 1997.

Gerard M. Kenny, a director of ARTRA, is the Executive vice-president and Chief Executive Officer and a director of Kenny and beneficially owns 16.66% of Kenny's capital stock.

On March 21, 1989, ARTRA borrowed $5,000,000 from its bank lender evidenced by a promissory note. This note has been amended and extended from time to time. The borrowings on this note were collateralized by, among other things, a $2,500,000 guaranty by Kenny. Kenny received compensation in the form of 833 shares of ARTRA common stock for each month that its guaranty remained outstanding through March 31, 1994. Under this arrangement, Kenny received 49,980 shares of ARTRA common stock as compensation for its guaranty.

On March 31, 1994, ARTRA entered into a series of agreements with its bank lender and with Kenny. Under the terms of these agreements, Kenny purchased a $2,500,000 participation in the $5,000,000 note payable to ARTRA's bank lender. Kenny's participation is evidenced by a $2,500,000 ARTRA note (the "Kenny Note") bearing interest at the prime rate. As consideration for its purchase of this participation, the bank lender released Kenny from its $2,500,000 loan guaranty. As additional consideration, Kenny received an option to put back to ARTRA the 49,980 shares of ARTRA common stock received as compensation for its $2,500,000 ARTRA loan guaranty at a price of $15.00 per share. The put option was subject to increase at the rate of $2.25 per share per annum ($21.188 at December 26,
1996). The put option was exercisable on the later of the date the Kenny Note is repaid or the date ARTRA's obligations to its bank lender are fully paid. During the first quarter of 1996, the $2,500,000 note and related accrued interest was paid in full, principally with the proceeds from additional short-term borrowings.

In December 1997 Kenny exercised all of its put options and ARTRA repurchased 72,984 shares of its common stock for cash of $2,379,000.

On September 27, 1989, ARTRA received a proposal to purchase Bagcraft from Sage Group, Inc. ("Sage"), a privately-owned corporation. Effective March 3, 1990, a wholly-owned subsidiary of ARTRA indirectly acquired from Sage 100% of the issued and outstanding common shares of BCA Holdings, Inc., which in turn owned 100% of the stock of Bagcraft, for total consideration which was delivered to Ozite as the successor by merger to Sage, upon approval of ARTRA's shareholders. The consideration for the Bagcraft acquisition consisted of 772,000 shares of ARTRA's common stock and 3,750 shares of its $1,000 par value junior non-convertible payment-in-kind preferred stock bearing a dividend rate of 6%. The issuance of the ARTRA Common and Preferred Stock as consideration was approved by ARTRA's shareholders at the December 1990 annual meeting of shareholders. Upon the merger of Sage into Ozite on August 24, 1990, Ozite became entitled to receive this consideration, which right Ozite assigned to its PST subsidiary. Peter R. Harvey, ARTRA's President, and John Harvey, ARTRA's Chairman of the Board of Directors, were the principal shareholders of Sage and Ozite as of the times that the merger agreements were executed and the mergers consummated. Ozite subsequently repurchased the 3,750 shares of preferred stock in February 1992, 1,523 of which shares were subsequently assigned to Peter Harvey in consideration of his discharge of certain indebtedness of Ozite to him in April 1992. Mr. Harvey pledged these 1,523 preferred shares to ARTRA. The $4,750,000 price of the 772,000 shares of common stock and 3,750 shares of preferred stock was equal to the fair market value thereof as of January 31, 1991 as determined by an independent investment banking firm engaged by PST to make such determination.

Peter R. Harvey and John Harvey were significant shareholders of PST's parent, PureTec. Peter R. Harvey formerly was a Vice President and a director of PST and a director of PureTec. John Harvey formerly was a director of PST and PureTec.

In 1987, the predecessor of PST acquired a $5,000,000 subordinated note bearing interest at a rate of 13.5% per annum and 50,000 shares of 13-1/2% cumulative redeemable preferred stock of Bagcraft with a liquidation preference of $5,000,000 with $10,000,000 of the net proceeds of the PST public offering in May 1987. Interest accrued on the note at a rate of 13.5% per annum. No cash payments of interest were made during the term of the note. However, during 1992, per agreement with PST, the interest payments for 1992 were remitted by Bagcraft to ARTRA and the noteholder received Series A preferred stock of Bagcraft's parent, BCA Holdings, Inc. ("BCA") having a liquidation value of $675,000. In December 1993, the principal outstanding under this note was repaid in full in cash from proceeds of Bagcraft's new credit facility with an institutional lender and PST accepted additional BCA preferred stock having a liquidation value of $3,000,000 in satisfaction of all unpaid accrued interest thereon.

The BCA preferred stock provides a $1,000 per share liquidation preference and annual cumulative cash dividends of $60.00 per share when and if declared by BCA. The Bagcraft redeemable preferred stock remains outstanding as of the date hereof. As of December 31, 1997, net dividends in the amount of $854,000 had accumulated thereon.

During 1993, The Research Center of Kabbalah ("RCK"), which formerly held approximately 7.5% of ARTRA's outstanding Common Stock (including the stock issuable upon the exercise of warrants), made certain short-term loans to ARTRA of which $2,000,000, with interest at 10%, was outstanding at December 31, 1993. As additional compensation, RCK received warrants to purchase an aggregate of

86,250 ARTRA common shares at prices ranging from $6.00 to $7.00 per share based upon the market of ARTRA's common stock at the date of issuance. The warrants expire five years from the date of issuance. In January 1994, Kabbalah made an additional $1,000,000 short-term loan to ARTRA, also with interest at 10%. The proceeds of these loans were used to pay down various ARTRA short-term loans and other debt obligations. In December 1995, RCK received 126,222 shares of ARTRA common in payment of past due interest through October 31, 1995. Interest on the loans was paid through March 1997. Payment on the loans was due March 31, 1994, however, the lender did not demand payment. In February 1997, the lender received a warrant to purchase an additional 100,000 ARTRA common shares at $5.625 per share as consideration for not demanding payment of this obligation. In April 1997, the lender received a warrant to purchase an additional 100,000 ARTRA common shares at $5.00 per share as consideration for not demanding payment of this obligation. In June 1997 outstanding borrowings to RCK were reduced to $300,000 with the proceeds from other short-term borrowings. In July 1997 ARTRA repaid all remaining obligations under these loans. In early 1998, RCK disposed of all of its ARTRA holdings.

In May 1996, ARTRA borrowed $100,000 from Edward A. Celano, then a private investor, evidenced by an unsecured short-term note, due August 7, 1996, and renewed to February 6, 1997, bearing interest at 10%. The proceeds of the loan were used for working capital. At ARTRA's annual meeting of shareholders, held August 29, 1996, Mr. Celano was elected to ARTRA's board of directors. Effective January 17, 1997, Mr. Celano exercised his conversion rights and received 18,182 shares of ARTRA common stock as payment of the principal balance of his note.

In August 1996, ARTRA borrowed $500,000 from Howard Conant, then a private investor, evidenced by an short-term note, due December 23, 1996, bearing interest at 10%. The loan was collateralized by 125,000 shares of COMFORCE common stock owned by ARTRA's Fill-Mor subsidiary. As additional compensation for the loan, Mr. Conant received a warrant, expiring in 2001, to purchase 25,000 ARTRA common shares at a price of $5.00 per share. The proceeds of the loan were used for working capital. At ARTRA's annual meeting of shareholders, held August 29, 1996, Mr. Conant was elected to ARTRA's board of directors. In December 1996, the loan was extended until April 23, 1997 and Mr. Conant received, as additional compensation, a warrant, expiring in 2001, to purchase 25,000 ARTRA common shares at a price of $5.875 per share.

In January 1997, ARTRA borrowed an additional $300,000 from Mr. Conant evidenced by a short-term note, due December 23, 1997, bearing interest at 8%. The loan was collateralized by 100,000 shares of COMFORCE common stock owned by ARTRA's Fill-Mor subsidiary. As additional compensation for the loan, Mr. Conant received a warrant, expiring in 2002, to purchase 25,000 ARTRA common shares at a price of $5.75 per share.

In March 1997, ARTRA borrowed an additional $1,000,000 from Mr. Conant evidenced by a short-term note, due May 26, 1997, bearing interest at 12%. The loan was collateralized by 585,000 shares of COMFORCE common stock owned by ARTRA's Fill-Mor subsidiary. As additional compensation, Mr. Conant received an option to purchase 25,000 shares of COMFORCE common stock owned by ARTRA's Fill-Mor subsidiary at a price of $4.00 per share, with the right to put the option back to ARTRA on or before May 30, 1997 for a total put price of $50,000. In May 1997, Mr. Conant exercised his rights and put the COMFORCE option back to ARTRA for $50,000. The proceeds from this loan were used in part to repay an ARTRA/Fill-Mor $2,500,000 bank term loan.

In April 1997, ARTRA borrowed $5,000,000 from Mr. Conant evidenced by a note, due April 20, 1998, bearing interest at 10%. As additional compensation, the lender received a warrant to purchase 333,333 ARTRA common shares at a price of $5.00 per share. The warrant holder has the right to put this warrant back to ARTRA at any time during the period April 21, 1998 to April 20, 2000, for a total purchase price of $1,000,000. The cost of this obligation has been accrued in ARTRA's financial statements as a charge to interest expense over the period April 21, 1997 (the date of the loan) through April 21, 1998 (the date the warrant holder has the right to put the warrant back to ARTRA). The proceeds from this loan were used to repay Mr. Conant's outstanding borrowings of $1,800,000 and to pay down other ARTRA debt obligations.

In June 1997, ARTRA borrowed an additional $1,000,000 from Mr. Conant, due December 10, 1997, bearing interest at 12%. As additional compensation, the lender received a warrant to purchase 40,000 ARTRA common stock shares at a price of $5.00 per share. The warrant holder has the right to put this warrant back to ARTRA at any time during the period December 10, 1997 to June 10, 1998, for a total purchase price of $80,000. The cost of this obligation has been accrued in the Company's financial statements as a charge to interest expense over the period June 10, 1997 (the date of loan) through December 10, 1997 (the date the warrant holder has the right to put the warrant back to ARTRA). The proceeds from this loan were used to pay down other ARTRA debt obligations. In July 1997, borrowings from Mr. Conant were reduced to $3,000,000 with proceeds advanced to ARTRA from a Bagcraft term loan as discussed above. In December 1997 borrowings from Mr. Conant were reduced to $2,000,000 with proceeds from other short-term borrowings. The borrowings from this director are currently collateralized by 490,000 shares of COMFORCE common stock by the Company's Fill-Mor subsidiary.

In August, 1998 ARTRA borrowed an additional $500,000 from Mr. Conant, due December 20, 1998, bearing interest at 15%. As additional compensation, the lender received a warrant to purchase 20,000 ARTRA common stock shares at a price of $3.9375 per share. The warrant holder has the right to put this warrant back to ARTRA at any time during the period August 28, 1998 to August 28, 2000, for a total purchase price of $80,000. The cost of this obligation will be accrued in the Company's financial statements as a charge to interest expense over the period August 28, 1998 (the date of loan) through August 28, 2000. The proceeds from this loan were used to pay down other ARTRA debt obligations.


                             PERFORMANCE INFORMATION

Set forth below in tabular form is a comparison of the total shareholder return (annual change in share price plus dividends paid, if any, assuming reinvestment of dividends when paid) assuming an investment of $100.00 of the starting date for the period shown for ARTRA, the Dow Jones Equity Market index ( a broad equity market index which includes the stock of companies traded on the New York Stock Exchange) and the Dow Jones Industrial Index - Containers & Packaging (an index including companies that manufacture bags, cans, boxes, jars, etc. used for packaging). No dividends were paid on ARTRA common stock during the period shown. The return is based on the annual percentage change during each fiscal year in the five year period ended on December 31, 1997.


                 Comparison of Five Year Cumulative Total Return
               ARTRA Common Stock, Dow Jones Equity Market Index
             and Dow Jones Industrial Index - Containers & Packaging

                                                1992      1993      1994      1995      1996      1997
                                                ----      ----      ----      ----      ----      ----
Dow Jones Equity Market Index                 $100.00   $110.37   $111.15   $151.98   $190.82   $251.32
Dow Jones Industrial Index -
    Containers & Packaging                    $100.00   $ 96.04   $ 96.74   $103.24   $131.26   $149.85
ARTRA Common Stock                            $100.00   $162.50   $128.13   $128.13   $153.13   $ 96.88


                              SELECTION OF AUDITORS

The Board of Directors appointed PricewaterhouseCoopers LLP independent certified public accountants, to audit the financial statements of the Company and its wholly-owned subsidiaries for the fiscal year ending December 31, 1998. PricewaterhouseCoopers LLP has served as principal auditors for the Company since 1962.

This appointment is being presented to shareholders for ratification. The favorable vote of the holders of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote (assuming a quorum is present) is required to ratify the appointment.

A representative of PricewaterhouseCoopers LLP is expected to attend the meeting and will be afforded an opportunity to make a statement if he desires to do so. He is also expected to be available to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote FOR the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or authority withheld is specified.


                             SHAREHOLDERS' PROPOSALS

         Any shareholder may notify management of his intention to present a proposal for action at the next annual meeting by delivery of a notice to be reviewed by management not less than 120 calendar days in advance of the solicitation date of ARTRA's next annual meeting or for action at any other meeting at a reasonable time before solicitation is made, and any proposal received by ______, 1998 will be considered for action at the next annual meeting. Such notices should be submitted to ARTRA GROUP Incorporated, 500 Central Avenue, Northfield, Illinois 60093, Attention: Corporate Secretary.


                            GENERAL AND OTHER MATTERS

         Management knows of no matters, other than those referred to in this proxy statement, which will be presented to the meeting. However, if any other matters properly come before the meeting or any adjournment, the persons named in the accompanying proxy will vote it in accordance with their best judgment on such matters.

         The Company will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. In addition to the solicitation of proxies by use of the mails, the Company may use regular employees, without additional compensation, to request, by telephone or otherwise, attendance or proxies previously solicited.

You are urged to sign and return your proxy





_______________________________________
Edwin G. Rymek
Secretary


HAVE YOU MOVED?

ARTRA GROUP Incorporated
500 Central Avenue
Northfield, Illinois 60093

Please change my address on the books of ARTRA GROUP Incorporated.

Name of Owner


Print Name exactly as it appears on Stock Certificate

From (Old Address)
(Please print)

To (New Address)

_______________________________________________________________________________
Street Address                  City or Town        State             Zip Code


Date___________


Signature:   _________________________________________________

Owner(s)should sign name(s) exactly as appears on Stock Certificate. If this form is signed by a representative, evidence of authority should be supplied.

MAY BE ENCLOSED IN ENVELOPE WITH PROXY CARD

                   MARKET PRICE OF THE COMPANY'S COMMON STOCK


ARTRA's common stock, without par value, is traded on the New York ("NYSE") and Pacific Stock Exchanges. The Company currently does not meet certain of the requirements for maintaining its listing on the NYSE and the NYSE is reviewing the status of the Company's listing on the exchange. As of September 15, 1998 the approximate number of holders of its common stock was 2,500.

The high and low sales prices for ARTRA's common stock, as reported in the NYSE Quarterly Market Statistics reports, during the six months ended June 30, 1998 and past two fiscal years were as follows:

                                  1998                        1997                     1996
                         -----------------------     ----------------------    ---------------------
                            High        Low             High         Low          High        Low
                         ----------- -----------     -----------  ---------    ----------  ---------

      First quarter        4 - 1/16    3 - 1/16        6 - 3/8      4 - 1/2      6 - 3/4     4 - 5/8
      Second quarter       3 - 5/16    3               5 - 3/4      3 - 7/8      9 - 1/4     5 - 3/4
      Third quarter                                    5 - 1/8      3 - 1/2      8 - 3/8     4 - 3/4
      Fourth quarter                                   4 - 1/16     2 - 1/2      6 - 3/4     5


Selected Financial Data.

Following is a consolidated summary of selected financial data of the Company for each of the five fiscal years in the period ended December 31, 1997. The information presented below does not give effect to the proposed disposition of Bagcraft. The information for the years ended December 28, 1995 and December 29, 1994 reflects the operations of Arcar Graphics, Inc. ("Arcar") in discontinued operations. The sale of Arcar (acquired effective April 9, 1994) was completed on October 26, 1995. Certain selected financial data for each of the three fiscal years in the period ended December 28, 1995 reflects the discontinuance of the Company's jewelry business, effective September 28, 1995, conducted by the former majority-owned subsidiary COMFORCE Corporation, formerly The Lori Corporation. In October 1995, due to issuances of COMFORCE common stock, the Company's ownership interest in COMFORCE common stock was reduced to approximately 25% and the investment in COMFORCE was accounted for under the equity method during the fourth quarter of 1995. Effective December 28, 1995, the Company adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, the Company's investment in COMFORCE is classified as available for sale and is stated at fair value.


                                                 Six Months Ended                        Fiscal Year Ended (G)
                                           ----------------------    -----------------------------------------------------------
                                            June 30,    June 26,
                                              1998         1997         1997         1996        1995         1994         1993
                                           ---------    ---------    ---------    ---------   ---------    ---------    ---------
                                                                                    (In thousands except per share data)

 Net sales                                 $  63,265    $  60,274    $ 125,027    $ 120,699   $ 121,879    $ 111,837      113,584

 Earnings (loss) from
   continuing operations  (A) (B) (C)         (2,083)      (3,842)         773        3,549     (16,943)     (13,529)      (8,327)

 Earnings (loss) from
   discontinued operations (D)                  --           --           --           --            10      (15,906)        (216)

 Extraordinary credits (E)                      --           --           --          9,424      14,030        8,965       22,057

 Net earnings (loss)                          (2,083)      (3,842)         773       12,973      (2,903)     (20,470)      13,514


 Earnings (loss) per share (F):

    Basic

      Continuing operations                     (.29)        (.56)        (.04)         .34       (2.70)       (2.52)       (1.87)

      Discontinued operations                   --           --           --           --          --          (2.79)        (.04)

      Extraordinary credits                     --           --           --           1.25        2.07         4.57         1.57

      Net earnings (loss)                       (.29)        (.56)        (.04)        1.59        (.63)       (3.74)        2.66


    Diluted

      Continuing operations                     (.29)        (.56)        (.04)         .32       (2.70)       (2.52)       (1.84)

      Discontinued operations                   --           --           --           --          --          (2.79)        (.04)

      Extraordinary credits                     --           --           --                       1.19         2.07         4.49
      Net earnings (loss)                       (.29)        (.56)        (.04)        1.51        (.63)       (3.74)        2.61


Weighted average number of
shares outstanding

      Basic                                    7,914        7,859        7,970        7,525       6,776        5,702        4,823

      Diluted                                  7,914        7,859        7,970        7,939       6,776        5,702        4,908


 Total assets                                 71,084       72,604       73,206       77,379      77,949       93,429       92,774

 Long-term debt                               43,784       34,528       50,619       34,207      34,113       19,673       29,264

 Debt subsequently discharged                   --           --           --           --          --          9,750         --

 Cash dividends                                 --           --           --           --          --           --           --





                                       45


     (A) Earnings from continuing operations for the six months ended June 30, 1998 and June 26, 1997 include realized gains of $320,000 and $255,000, respectively, from dispositions of COMFORCE common stock. Earnings from continuing operations for the years ended December 31, 1997 and December 26, 1996 include realized gains of $2,531,000 and $5,818,000, respectively, from dispositions of COMFORCE common.

     (B) Earnings from continuing operations for the year ended December 31, 1997 includes a gain from settlement of litigation of $10,416,000, net of related legal fees and other expenses, and net related party compensation/expense reimbursement costs of $2,816,000.

     (C) Earnings from continuing operations for the year December 26, 1996 includes a gain of $838,000 from an exchange of redeemable preferred stock of its Bagcraft subsidiary.

     (D) In addition to operating losses, the loss from discontinued operations for the year ended December 28, 1995 includes a charge to operations of $6,430,000 to write-off the remaining goodwill of COMFORCE's
          jewelry  business   effective  June  29,  1995,  and  a  provision  of
          $1,000,000 for loss on disposal of COMFORCE's jewelry business. In addition to operating losses, earnings from discontinued operations for the year ended December 28, 1995 includes a gain on sale of Bagcraft's Arcar subsidiary of $8,483,000. In addition to operating losses, the loss from discontinued operations for the year ended December 31, 1994 includes a charge to operations of $10,800,000 representing a write-off of New Dimensions goodwill.

     (E) The 1996, 1995 and 1994 extraordinary credits represent gains from net discharge of bank indebtedness. The 1993 extraordinary credit represents a gain from a net discharge of indebtedness due to the reorganization of COMFORCE's New Dimensions subsidiary.

     (F) In 1997, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share" and restated prior periods accordingly.

     (G) In 1997, the Company changed its fiscal year end to December 31. In prior years the Company had operated on a 52/53 week fiscal year ending the last Thursday of December.

                   ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                             PRO FORMA BALANCE SHEET
                                  June 30, 1998
                            (Unaudited in Thousands)



                                                                       Less
                                                                     Bagcraft
                                                                    Net Assets      Pro Forma
                                                    Historical         Sold        Adjustments      Pro Forma
                                                    ----------      ----------     ----------       ----------
                                                                        (A)
CURRENT ASSETS
   Cash and equivalents                                   $27                        $89,000 (B)       $11,254
                                                                                     (51,525)(C)
                                                                                      (8,550)(D)
                                                                                     (13,350)(F)
                                                                                      (4,348)(G)

   Receivables, net                                    10,841        $(10,704)                             137
   Inventories,net                                     17,331         (17,331)                               -
   Available-for-sale securities                       14,588                                           14,588
   Other                                                  952            (408)          (317)(E)           227
                                                    ----------                                       ----------
      Total current assets                             43,739                                           26,206
                                                    ----------                                       ----------

Property,plant & equip, net                            24,639         (24,639)                               -
Excess of cost over net assets acquired, net            2,578                         (2,578)(E)             -

                                                                                       2,500 (B)
Other                                                     128                           (128)(E)         2,500
                                                    ----------      ----------     ----------        ----------
                                                      $71,084        $(53,082)       $10,704           $28,706
                                                    ==========      ==========     ==========        ==========

CURRENT LIABILITIES
   Notes payable                                      $15,072                       $(13,350)(F)        $1,722
   Current maturities of L-T debt                       4,462                         (4,462)(C)             -
   Accounts payable                                     7,758         $(7,738)                              20
   Accrued liabilities                                 10,624          (5,623)                           5,001
   Income taxes payable                                   288             (35)         1,700 (H)         1,953

                                                                                      (2,212)(G)
   Redeemable preferred stock                           4,395                         (2,183)(C)             -
                                                    ----------                                       ----------
                                                       42,599                                            8,696
                                                    ----------                                       ----------

Long-term debt                                         43,784                        (43,784)(C)            -

Other noncurrent liabilities                            4,670                         (4,670)(D)            -

Deferred gain on sale of Bagcraft
   ($2.5 million note)                                                                 2,500 (H)         2,500

Redeemable preferred stock                              4,802                         (2,136)(G)         2,666

Equity (Deficit)                                      (24,771)                        39,615 (H)        17,344
                                                    ----------      ----------     ----------        ----------
                                                      $71,084        $(13,396)      $(28,982)          $28,706
                                                    ==========      ==========     ==========        ==========


Adjustments to the pro forma balance sheet consist of:

(A)  Net Bagcraft assets purchased by buyer.

(B) Gross proceeds received from sale of Bagcraft net assets consisting of cash of $89 million and a $2.5 million note.

(C)  Pay  off  Bagcraft   outstanding   debt  and  redeemable   preferred  stock
     obligations.

(D)  Pay off Bagcraft liabilities not assumed by buyer.

(E)  Write-off miscellaneous assets not purchased by buyer.

(F)  Pay down ARTRA Corporate short-term borrowings with proceeds from sale.

(G)  Pay off BCA Holdings redeemable preferred stock obligations.

(H)  Gain on sale of Bagcraft net assets.

                   ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                       PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998
                            (Unaudited in Thousands)



                                                                          Less         Pro Forma
                                                           Historical   Bagcraft      Adjustments    Pro Forma
                                                          -----------  ----------     -----------    ---------
                                                                          (A)
Net sales                                                    $63,265    ($63,265)                       $  -
                                                          -----------  ----------

Costs and expenses:
   Cost of goods sold,
      exclusive of depreciation and amortization              51,794     (51,794)                           -
   Selling, general and administrative                         8,004      (6,852)                       1,152
   Depreciation and amortization                               1,541      (1,541)                           -
                                                          -----------  ----------                    ---------
                                                              61,339     (60,187)                       1,152
                                                          -----------  ----------                    ---------

Operating earnings (loss)                                      1,926      (3,078)                      (1,152)
                                                          -----------  ----------                    ---------

Other income (expense):
   Interest expense                                           (3,516)      1,529            $750(B)    (1,237)
   Amortization of debt discount                                (329)        329                            -
   Realized gain on disposal
      of available-for-sale securities                           320                                      320
   Other income (expense), net                                  (140)         66                          (74)
                                                          -----------  ----------                    ---------
                                                              (3,665)      1,924                         (991)
                                                          -----------  ----------                    ---------

Loss from continuing operations
   before income taxes and minority interest                  (1,739)     (1,154)                      (2,143)
Provision for income taxes                                       (44)         44                            -
Minority interest                                               (300)         58             242(C)         -
                                                          -----------  ----------     ----------     ---------
Loss from continuing operations                              ($2,083)    ($1,052)           $992       ($2,143)
                                                          ===========  ==========     ==========     =========



Per share loss from continuing operations
  applicable to common shares:
    Basic                                                     ($0.29)                                  ($0.30)
                                                          ===========                                =========

    Diluted                                                   ($0.29)                                  ($0.33)
                                                          ===========                                =========


Weighted average number of shares
  of common stock outstanding:
    Basic                                                      7,914                                    7,914
                                                          ===========                                =========

    Diluted                                                    7,914                                    7,914
                                                          ===========                                =========


Adjustments to the pro forma statement of operations consist of:

(A)  Reflect Bagacraft as a discontinued operation.

(B) Reduction of interest expense due to the assumed paydown of Corporate notes payable.

(C) Reverse minority interest representing dividends accrued on BCA Holdings redeemable preferred stock obligations paid off with proceeds from sale of Bagcraft net assets.

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                        PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                            (Unaudited in Thousands)



                                                                                 Less          Pro Forma
                                                                Historical      Bagcraft      Adjustments    Pro Forma
                                                                -----------  ------------     ------------   ---------
                                                                                   (A)
Net sales                                                         $125,027     ($125,027)                          $ -
                                                                -----------  ------------

Costs and expenses:
   Cost of goods sold,
      exclusive of depreciation and amortization                   101,527      (101,527)                            -
   Selling, general and administrative                              19,548       (13,840)                        5,708
   Depreciation and amortization                                     4,364        (4,357)                            7
                                                                -----------  ------------                    ----------
                                                                   125,439      (119,724)                        5,715
                                                                -----------  ------------                    ----------

Operating earnings (loss)                                             (412)       (5,303)                       (5,715)
                                                                -----------  ------------                    ----------

Other income (expense):
   Interest expense                                                 (9,308)        3,130          1,500 (B)     (4,678)
   Amortization of debt discount                                    (2,702)        2,702                             -
   Realized gain on disposal
      of available-for-sale securities                               2,531                                       2,531
   Litigation settlement                                            10,416                                      10,416
   Other income (expense), net                                       1,338        (1,326)                           12
                                                                -----------  ------------                    ----------
                                                                     2,275         4,506                         8,281
                                                                -----------  ------------                    ----------

Earnings (loss) from continuing operations
   before income taxes and minority interest                         1,863          (797)                        2,566
Provision for income taxes                                              19           (19)                            -
Minority interest                                                   (1,109)          117            992 (C)          -
                                                                -----------  ------------     ----------     ----------
Earnings from continuing operations                                   $773          (699)         2,492         $2,566
                                                                ===========  ============     ==========     ==========


Per share earnings (loss) from
  continuing operations applicable to common shares:
    Basic                                                           ($0.04)                                      $0.19
                                                                ===========                                  ==========

    Diluted                                                         ($0.04)                                      $0.18
                                                                ===========                                  ==========


Weighted average number of shares
  of common stock outstanding:
    Basic                                                            7,970                                       7,970
                                                                ===========                                  ==========

    Diluted                                                          7,970                                       8,093
                                                                ===========                                  ==========



Adjustments to the pro forma statement of operations consist of:

(A)  Reflect Bagacraft as a discontinued operation.

(B) Reduction of interest expense due to the assumed paydown of Corporate notes payable.

(C) Reverse minority interest representing dividends accrued on BCA Holdings redeemable preferred stock obligations paid off with proceeds from sale of Bagcraft net assets.